Exhibit 10.40

CREDIT AGREEMENT

Between

ACCELERIZE INC.

as Borrower

and

BEEDIE INVESTMENTS LIMITED

as Lender

Dated as of January 25, 2018

McCarthy Tétrault LLP
Barristers and Solicitors
2400 – 745 Thurlow Street
Vancouver, British Columbia V6E 0C5

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINED TERMS		1

1.1	Defined Terms	1
1.2	Knowledge	17
1.3	Accounting Terms and Computations	18
1.4	Currency References	18
1.5	Schedules	18
1.6	Joint and Several Obligations	19

ARTICLE 2 THE CREDIT FACILITY AND WARRANTS		19

2.1	Establishment of Credit Facility	19
2.2	Availability	19
2.3	Use of the Advances	19
2.4	Warrants	19

ARTICLE 3 TERM, PREPAYMENT AND REPAYMENT		20

3.1	Term	20
3.2	Voluntary Prepayments	20
3.3	Payment of Fees Upon Acceleration	20
3.4	Mandatory Prepayments – Asset Disposition	21
3.5	Payment of Fees Upon Mandatory Prepayment	21

ARTICLE 4 PAYMENT OF INTEREST AND FEES		21

4.1	Interest	21
4.2	Low Margin Rate	21
4.3	Default Interest Rate	22
4.4	Commitment Fee and Standby Fees	22
4.5	Matters Relating to Interest	22
4.6	Place of Repayments	23
4.7	Evidence of Obligations (Noteless Advance)	23
4.8	Determination of Equivalent Amounts	23

ARTICLE 5 SECURITY		24

5.1	Security	24
5.2	Additional Security and Registration	25
5.3	After Acquired Property, Further Assurances	25
5.4	SaaS Intercreditor Agreement	25

ARTICLE 6 DISBURSEMENT CONDITIONS		25

6.1	First Tranche Conditions	25
6.2	Subsequent Tranche Conditions	27
6.3	Waiver	28
6.4	Termination	28

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		28

7.1	Representations and Warranties	28

7.2	Additional Representations and Warrants re U.S. Loan Parties	35
7.3	Survival of Representations and Warranties	35

ARTICLE 8 COVENANTS AND REPORTING REQUIREMENTS		36

8.1	Positive Covenants	36
8.2	Reporting Requirements	39
8.3	Negative Covenants	41
8.4	Financial Covenants	43
8.5	Board of Directors – Lender Representation	45

ARTICLE 9 DEFAULT		45

9.1	Events of Default	45
9.2	Remedies	49
9.3	Saving	49
9.4	Perform Obligations	49
9.5	Third Parties	49
9.6	Remedies Cumulative	50
9.7	Set Off or Compensation	50
9.8	Judgment Currency	50

ARTICLE 10 MISCELLANEOUS PROVISIONS		50

10.1	Headings and Table of Contents	50
10.2	Accounting Terms	51
10.3	Capitalized Terms	51
10.4	Severability	51
10.5	Number and Gender	51
10.6	Amendment, Supplement or Waiver	51
10.7	Governing Law	51
10.8	This Agreement to Govern	52
10.9	Permitted Encumbrances	52
10.10	Currency	52
10.11	Expenses and Indemnity	52
10.12	Manner of Payment and Taxes	53
10.13	Address for Notice	53
10.14	Time of the Essence	54
10.15	Further Assurances	54
10.16	Term of Agreement	54
10.17	Payments on Business Day	54
10.18	Interest Act Equivalent	54
10.19	Successors and Assigns	54
10.20	Advertisement	55
10.21	Interest on Arrears	55
10.22	Non Merger	55
10.23	Anti Money Laundering Legislation	55
10.24	Counterparts and Electronic Copies	56
10.25	Entire Agreement	56

-ii-

THIS CREDIT AGREEMENT is made as of the 25th day of January, 2018.

BETWEEN:

ACCELERIZE INC., a corporation formed under the laws of the State of Delaware

(the “Borrower”)

AND:

BEEDIE INVESTMENTS LIMITED, a corporation subsisting under the laws of the Province of British Columbia

(the “Lender”)

WHEREAS:

A.           The Borrower has requested that a non-revolving term credit facility be made available to it by the Lender in the principal amount of up to US $7,000,000; and

B.           The Lender has agreed to provide the requested credit facility to the Borrower subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

Article 1
DEFINED TERMS

1.1	Defined Terms

In this Agreement:

“Accelerize Group Business” means the business of the Borrower and the other Loan Parties Group consisting of the worldwide sale and licencing of Accelerize Software and related services.

“Accelerize Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Borrower and the other Loan Parties including without limitation the Accelerize Property.

“Accelerize Property” means all products and services developed (including products and services for which development is substantially completed), manufactured, made, commercially available, marketed, distributed, sold, or licenced out by or on behalf of the Borrower and the other Loan Parties.

“Accounts” is as defined in the Code and shall include a right to payment of a monetary obligation, whether or not earned by performance (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of (including recurring revenue streams associated with contracts for software as a service, software application delivery models and other technology) and (ii) for services rendered or to be rendered.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in: the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person; the acquisition of a controlling interest in the capital stock, partnership interests, membership interests or equity of any Person; or a merger or consolidation or any other combination with another Person (other than a Person that is a Loan Party), provided that the Borrower or a Person that is or will become a Loan Party is the surviving entity.

“Adjusted EBITDA” means, for any period, the sum of (i) EBITDA plus (ii) non-cash Equity Interest compensation expense minus (iii) research and development expenses that are capitalized by Borrower, in accordance with GAAP.

“Advances” means the amounts advanced by the Lender to the Borrower under the First Tranche and the Subsequent Tranches.

“Advance Date” has the meaning defined in Section 2.2.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the first Person, and for purposes of this definition, “control” (including with correlative meanings the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or by contract or otherwise.

“Agreement”, “hereof”, “herein”, “hereto”, “hereunder” or similar expressions mean this Agreement, as amended, supplemented, restated and replaced from time to time.

“Applicable Laws” means, in relation to any Person, transaction or event:

(a)

all applicable rules of common law and equity, and all applicable provisions of laws, statutes, rules, policies and regulations of any Governmental Authority in effect from time to time having force of law; and

(b)

all judgments, orders, awards, decrees, official directives, writs and injunctions all having force of law from time to time in effect of any Governmental Authority in an action, proceeding or matter in which the Person is a party or by which it or its property is bound or having application to the transaction or event.

“Arm’s Length” has the meaning attributed thereto in the Income Tax Act (Canada).

“Availability Period” means the period commencing on the Closing Date and ending thirty (30) months thereafter.

“Borrower” means Accelerize Inc., a corporation formed under the laws of the State of Delaware, and its successors and permitted assigns.

“Business Day” means a day of the year, other than Saturday or Sunday, on which banks are open for business in Vancouver, British Columbia and in Newport Beach, California.

“Canadian Dollars” and “Cdn. Dollars” mean lawful money of Canada.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP, except for research and development expenses, that are capitalized by the Borrower, in accordance with GAAP.

“Capital Lease” means any lease, license or similar transaction determined as a capital lease or finance lease in accordance with GAAP, or any sale and lease back transaction or any other lease (whether a synthetic lease or otherwise) other than any lease that would in accordance with GAAP be determined to be an operating lease.

“Cash and Cash Equivalents” means, as of the date of any determination thereof, the following:

(a)	cash net of cheques in transit;

(b)

marketable direct obligations issued or unconditionally guaranteed by the Government of Canada, the United States of America, a government of a Province of Canada or of a State of the United States of America or, in each case, any agency thereof, maturing no more than ninety (90) days after the date of acquisition thereof;

(c)

commercial paper maturing no more than ninety (90) days after the date of acquisition thereof and having, at the time of acquisition, a rating of at least A 1 by Standard & Poor’s Ratings Services or at least Prime 1 by Moody’s Investors Service, Inc. or at least R 1 (low) by Dominion Bond Rating Service Inc.; or

(d)

certificates of deposit, deposit notes, term deposit receipts, or time deposits or bankers’ acceptances, maturing no more than ninety (90) days after the date of acquisition thereof, issued by the Lender or by commercial banks incorporated under the laws of Canada or the United States of America or a State thereof, each having a rating of at least A 1 by Standard & Poor’s Ratings Services or at least Prime 1 by Moody’s Investors Service, Inc. or at least R 1 (low) by Dominion Bond Rating Service Inc.

“Change of Control” means the occurrence of any of the following events or circumstances:

(a)	Control of the Borrower or any of its Subsidiaries is acquired or exercised by any Person or group of Persons;

(b)

any Person or group of Persons acting in concert acquires Voting Shares of the Borrower or any of its Subsidiaries or securities convertible into or exchangeable for Voting Shares of the Borrower or any of its Subsidiaries or the right to acquire Voting Shares of the Borrower of any of its Subsidiaries representing, after such acquisition and after giving effect to such conversion or exchange or exercise of such right, more than 50% of the Voting Shares of the Borrower or any of its Subsidiaries;

(c)

all or substantially all of the assets of the Borrower or any of its Subsidiaries are sold or otherwise transferred to any Person other than a wholly owned Subsidiary of the Borrower, or the Borrower completes a Merger Transaction, in either case in one transaction or a series of related transactions;

(d)	the Borrower adopts a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of the Borrower; or

(e)	there occurs any other Change of Control of any Loan Party as it exists as of the date of this Agreement.

“Closing Date” means the date of the initial Advance.

“Collateral” means the Property charged or intended to be charged by the Security and any other Property, whether real or personal, tangible or intangible, now existing or hereafter acquired by the Loan Parties that may at any time be or become subject to the Security.

“Commitment Fee” means the non-refundable commitment fee in the amount of US $175,000, being 2.5% of the Credit Facility, earned by the Lender as at the date hereof and of which US $105,000 remains to be paid to the Lender upon the Closing Date.

“Compliance Certificate” means the certificate of the Borrower in the form attached hereto as Schedule A.

“Constating Documents” means, with respect to a corporation, its articles of incorporation, amalgamation or continuance or other similar document and its by-laws or articles and with respect to a partnership, its partnership agreement and its certificate of registration, or other similar document and with respect to a trust or a fund, its declaration of trust and its certificate of registration if applicable, or other similar document and with respect to any other Person which is an artificial body the organization and governance documents of such person, all as amended from time to time.

“Contracts” means agreements, supplier agreements, franchises or leases entered into with or licenses, privileges and other rights acquired from any Person.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether directly or indirectly, or to elect a majority of the board of directors, managing partner, trustee or other Person performing similar functions with respect to such Person, whether through the ownership of voting securities, ownership interests, or by contract or otherwise.

“Copyrights” means any and all copyrights of a Loan Party, domestic and foreign (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Copyright Office or United States Copyright office or in any similar office in any other country, and all reissues, extensions or renewals thereof.

“Credit Documents” means this Agreement, the Security and all other documents now or hereafter delivered pursuant to this Agreement (excluding the Warrants).

“Credit Facility” means the non-revolving credit facility more particularly described in Section 2.1.

“Credit Limit” means US $7,000,000.

“Default” means an event or circumstance which, but for the requirement of the giving of notice, lapse of time, or both would constitute an “Event of Default”.

“Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined in accordance with GAAP consistently applied.

“Distribution” means:

(a)	any declaration or payment of dividends or distributions with respect to the Shares of such Person or to any Affiliate or Related Party of such Person;

(b)

any royalties, fees (including advisory and management fees) or bonuses of any kind directly or indirectly by a Person to any holder of Shares of such Person or to any Affiliate or Related Party of such Person or such holder of Shares;

(c)

any repurchase, retraction or redemption of Shares for cash or Property including, without limitation, any Share and stock repurchases, retractions or redemptions resulting from any issuer bid of the Borrower or its Subsidiaries;

(d)

any payment or repayment by a Person of any amount of any principal, interest, fees, bonuses or other amounts in respect of any Subordinated Obligation or in respect of any Funded Debt or other indebtedness owed to a holder of Shares of such Person or to any Affiliate or other Related Party of such Person or holder of Shares or such Person;

(e)	cash transfers made between the Loan Parties or to any other Subsidiary of the Borrower or to any other Related Party;

(f)

any loan or advance (including by way of set-off against debt owed by the recipient of such loan or advance) that is made by a Person to or in favour of a holder of Shares in such Person or to an Affiliate or other Related Party of such Person or a holder of Shares of such Person except to the extent to which any such loan or advance is immediately used to subscribe for shares of such Person; and

(g)

the transfer by a Person of any of its property or assets for consideration of less than fair market value thereof, to any holder of Shares of such Person or to an Affiliate or other Related Party of such Person or a holder of Shares of such Person.

“Drawdown Request” means an irrevocable notice in the form of Schedule B hereto given by the Borrower to the Lender for the purpose of requesting an Advance.

“EBITDA” means, for any period, Net Income for such period plus the aggregate amounts deducted in determining such Net Income in respect of (a) income taxes, (b) Interest Expense and (c) Depreciation and Amortization Charges, each determined in accordance with GAAP.

“Eligible End User” are all End Users in the ordinary course of Borrower’s business that are deemed creditworthy by Lender in its discretion.

Without limiting the fact that the determination of which End Users are eligible hereunder is a matter of Lender discretion in each instance, Eligible End Users shall not include the following End Users (which listing may be amended or changed in Lender’s discretion with notice to Borrower):

(a)	Any End User who has indicated that it will not renew;

(b)

Any End User that has not paid within sixty (60) days of invoice due date any amounts due; provided, however, that Lender may waive this provision for certain Accounts, on a case by case basis, in its sole and absolute discretion;

(c)

Any End User who is a federal government entity or any department, agency, or instrumentality thereof except for the United States if the payee has assigned its payment rights to Lender and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(d)	Any End User who is an Affiliate, officer, employee, or agent of Borrower;

(e)	Any End User that disputes liability or makes any claim and Lender believes there may be a basis for such dispute;

(f)	Any End User that is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; or

(g)	Any End User for which Lender reasonably determines collection to be doubtful or any End User who is unacceptable

“Encumbrance” means any mortgage, debenture, pledge, lien, charge, assignment by way of security, title retention, consignment, lease, hypothecation, security interest or other security agreement or trust, right of set off or other arrangement having the effect of security for the payment of any debt, liability or obligation, and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” shall have corresponding meanings.

“End User” shall mean any Person who has paid or is obligated to pay to the Borrower use or license fees, service fees or any other amount, however described, in connection with the use of Borrower’s Intellectual Property, including without limitation, Software.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Securities” means Shares or any securities conferring the right to purchase Shares or securities convertible into, or exercisable or exchangeable for (with or without additional consideration), Shares.

“Equivalent Amount” means, in relation to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the applicable Exchange Rate at the time of such determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses as described in section 414 of the United States Bankruptcy Code or section 4001 of ERISA.

“Event of Default” has the meaning defined in Section 9.1.

“Exchange Rate” in connection with any amount of U.S. Dollars or Cdn. Dollars to be converted into another currency pursuant to this Agreement for any reason, or vice-versa, means the spot rate of exchange for converting U.S. Dollars or Cdn. Dollars into such other currency or vice-versa, as the case may be, quoted by Royal Bank of Canada as its offering rate for wholesale transactions at approximately 4 p.m. (Toronto time) on such date.

“Financial Statements” means the financial statements of the Borrower prepared on the basis described in Section 8.2 hereof as at a specified date and for the period then ended and shall include a balance sheet, statement of income and retained earnings, statement of cash flows and application of funds, together with comparative figures in each case (where a comparative period on an earlier statement exists), all prepared, maintained and stated on a consolidated basis in accordance with GAAP applied consistently.

“First Tranche” means the principal amount of US $4,500,000.

“First Tranche Conditions” has the meaning defined in Section 6.1.

“Fiscal Quarter” means the three-month period commencing on the first day of each Fiscal Year and each successive three-month period thereafter during such Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries commencing on January 1 of each year and ending on December 31 of each year, or such other fiscal year of the Borrower and the Subsidiaries as agreed to by the Lender.

“Funded Debt” means, with respect to any Person, without duplication:

(a)	money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(b)	bankers’ acceptances and similar instruments;

(c)	letters of credit, letters of guarantee and surety bonds issued at the request of such Person;

(d)

all hedging obligations and any other amounts owed under any hedge agreements upon termination of such hedge agreements, including without limitation net settlement amounts payable upon maturity and termination payments payable upon termination or early termination, which are not paid when due;

(e)	indebtedness secured by any Encumbrance existing on Property of such Person, whether or not the indebtedness secured thereby shall have been assumed;

(f)

all obligations (whether or not with respect to the borrowing of money) that are evidenced by bonds, debentures, notes or other similar instruments, or that are not so evidenced but that would be considered by GAAP to be indebtedness for borrowed money;

(g)

all redemption obligations and mandatory dividend obligations of such Person with respect to any Shares issued by such Person and which are by their terms or pursuant to any contract, agreement or arrangement:

(i)

redeemable, retractable, payable or required to be purchased or otherwise retired or extinguished, or convertible into debt of such Person: (A) at a fixed or determinable date; (B) at the option of any holder thereof; or (C) upon the occurrence of a condition not solely within the control and discretion of such Person; or

(ii)	convertible into any other Shares described in (i) above;

(h)	all obligations as lessee under sale and lease back transactions and Capital Leases;

(i)	all Purchase Money Obligations of such Person; and

(j)

any guarantee or indemnity (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in items (a) through (i) above.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 8.4 (Financial Covenants), GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 8.2(c). Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825-10 on financial liabilities (or any financial accounting standard having a similar effect) shall be disregarded, (ii) no operating lease shall constitute an obligation under a Capital Lease or indebtedness by virtue of a change in GAAP occurring after the Closing Date and (iii) to the extent expressly provided herein, certain calculations shall be made on a pro forma basis. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Loan Parties’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties and the Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

“Governmental Authority” means:

(a)

any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board (including any supra-national bodies) and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances and includes without limitation any stock exchange or dealer network on which Shares are listed or traded;

(b)	any Person acting within and under the authority of any of the foregoing or under a statute, rule or regulation thereof; and

(c)	any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

“Grantor Licences” means all agreements pursuant to which a Loan Party has granted rights or an option to acquire rights to use any Intellectual Property Collateral owned by it.

“Gross Margin” means, for any period, the total revenue for such period minus web hosting and personnel costs associated with technical support activities, consisting of salaries, fringe benefits, and related overhead costs, capitalized software amortization, and sales credits, determined in accordance with GAAP.

“Guarantee” means any guarantee or indemnity (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of a Funded Debt obligation.

“Hazardous Materials” means any hazardous substance or any pollutant or contaminant, toxic or dangerous waste, substance or material, as defined in or regulated by any Applicable Law, regulation or governmental authority from time to time, including, without limitation, asbestos and polychlorinated biphenyls.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), each as amended, or under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law of any jurisdiction, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all Copyrights, Patents, Trademarks and any other intellectual property or industrial design now owned or licensed or hereafter owned, acquired or licensed by a Loan Party, including trade secrets, Software and Software Documentation, whether owned or licensed, and all benefits, options and rights to use any of the foregoing, including all User Licences and all Grantor Licences, securities, instruments and, when the context permits, all registrations and applications that have been made or shall be made or filed in any office in any jurisdiction in respect of the foregoing, and all reissues, extensions and renewals thereof.

“Interest Expense” shall mean, for any period, interest expense of Borrower for such period, as determined in accordance with GAAP consistently applied.

“Interest Payment Date” means the last Business Day of each calendar month.

“Investment” means:

(a)

any loan or other extension of credit (including the delivery of guarantees, indemnities or other financial assistance) or capital contribution (including a transfer of property) to, or acquisition of any Shares, bonds, notes, debentures or other securities of, any Person;

(b)	any deposit accounts and certificates of deposit owned by a Person (other than deposit accounts and certificates of deposit maintained with the Lender); and

(c)	any purchase of any assets constituting all or part of a business unit from any Person;

and “Invest” and “Invested” shall be construed accordingly.

“Leased Property” means all real property leased, rented or otherwise occupied under a similar arrangement by any Loan Party from time to time.

“Lender” means Beedie Investments Limited, a corporation subsisting under the laws of the Province of British Columbia, and its successors and assigns including assignees of the Warrants.

“Loan Parties” means, collectively, the Borrower and all Subsidiaries of the Borrower and “Loan Party” means any one of them.

“Make Whole Fee” is defined in Section 3.2.

“Material Adverse Effect” means any such matter, event or circumstance that individually or in the aggregate could, in the opinion of the Lender, acting reasonably, be expected to have a material adverse effect on:

(a)	the business, financial condition, operations, property, assets or undertaking of the Borrower or, taken as a whole, the Loan Parties;

(b)	the ability of any Loan Party to pay and perform its Obligations in accordance with this Agreement or any other Credit Document;

(c)	the validity or enforceability of this Agreement or any other Credit Document;

(d)	the rights and remedies of the Lender under the Credit Documents; or

(e)

the priority ranking of any of the Encumbrances granted by the Security or the rights or remedies intended or purported to be granted to the Lender under or pursuant to the Security, other than Encumbrances that the Lender in its reasonable discretion, considers immaterial or duplicative.

“Material Contract” means, in respect of any Loan Party, (a) a Contract between such Loan Party and other Person which if terminated would result, or have a reasonable likelihood of resulting, in a Default, an Event of Default or a Material Adverse Effect, and (b) a Contract between such Loan Party and other Person (i.e. customers) providing for payments by such Loan Party in excess of US $250,000 per annum.

“Material Permit” means, in respect of any Loan Party, a Permit granted to or held by such Loan Party which if terminated would result, or would have a reasonable likelihood of resulting in a Default, an Event or Default or Material Adverse Effect.

“Maturity Date” means the date that is thirty-six (36) months following the Closing Date.

“Merger Transaction” means any transaction of merger, amalgamation, consolidation, winding-up, plan of arrangement, reorganization or reconstruction with any Person or any transaction by way of transfer, liquidation, sale, lease, disposition or otherwise whereby all or substantially all of the Borrower’s or any of its Subsidiary’s, undertaking, property or assets would become the property of any other Person, other than by or between wholly owned Subsidiaries of the Borrower or the Borrower and its subsidiaries.

“MRR” means, as of any given measurement date through the Maturity Date, the average of the prior three (3) consecutive calendar months, with each month’s MRR amount calculated at the end of each month during such three-month review period, of the sum of Software Services Revenue derived from Eligible End Users minus (i) any Software Services Revenue derived from an Eligible End User that has not paid any invoice within sixty (60) days of its invoice due date.

“Net Income” means, for any period, the total revenue for such period minus the total expenses for such period, determined in accordance with GAAP.

“Object Code” means fully compiled or assembled Software in binary form which may be used directly by information processing equipment to process information.

“Obligations” means all of the present and future indebtedness, liabilities and obligations, direct or indirect, absolute or contingent, matured or unmatured of the Borrower and other Loan Parties, and each of them, to the Lender and the holders of the Warrants, and each of them, under, pursuant to or in connection with this Agreement, the Credit Facility and the other Credit Documents, including without limitation all principal, interest, fees, indemnities, costs and expenses owing hereunder and thereunder, and including specifically the Make Whole Fee.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means:

(a)

those Plans that are “pension plans” for the purposes of any Canadian federal or provincial pension benefit legislation (whether or not registered under such legislation) or which is a “registered pension plan” as defined under the Income Tax Act (Canada), which is maintained or contributed to, or to which there is or may be an obligation to contribute by any Loan Party in respect of its employees in Canada; and

(b)

a Plan that is a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (including a multi-employer pension plan within the meaning of section 3(37)(A) of ERISA), and to which any Loan Party or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permits” means governmental licenses, authorizations, consents, registrations, exemptions, permits and other approvals required by Applicable Law.

“Permitted Distributions” means royalties, fees (including advisory and management fees), salaries, commissions and bonuses of any kind paid in the ordinary course of business as approved by the board of directors of the applicable Loan Party to any director, officer, employee or consultant thereof.

“Permitted Encumbrances” means, with respect to any Person, the following:

(a)	Encumbrances granted by the Borrower to SaaS securing Permitted SaaS Debt, but no more;

(b)

Encumbrances for taxes, rates, assessments or other governmental charges or levies not yet due (or if due or overdue are being contested by such Person diligently and in good faith by appropriate proceedings) and, if required by the Lender, are made the subject of a reserve sufficient and satisfactory to the Lender, acting reasonably;

(c)	Purchase Money Security Interests and Capital Leases which, in the case of the Loan Parties, in the aggregate do not at any time secure obligations exceeding US $25,000 in the aggregate.;

(d)

inchoate Encumbrances imposed or permitted by laws such as statutory Encumbrances, rights to set-off of banks, garagemens’ liens, carriers’ liens, builders’ liens, materialmens’ liens and other liens, privileges or other charges of a similar nature which relate to obligations not due or delinquent (or if due or delinquent are being contested by such Person diligently and in good faith by appropriate proceedings) and, if required by the Lender, are made the subject of a reserve sufficient and satisfactory to the Lender, acting reasonably;

(e)

Encumbrances to secure its assessments or current obligations which are not at the time overdue or otherwise dischargeable by the payment of money, and which are incurred in the ordinary course of its business under workers’ compensation laws, unemployment insurance or other social security legislation or similar legislation, provided that such Encumbrances are in amounts commensurate with such current obligations;

(f)

Encumbrances or any rights of distress reserved in or exercisable under any lease or sublease to which it is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease, provided that such rent is not then overdue and it is then in compliance in all material respects with such terms, and Encumbrances relating directly to non-exclusive licenses or sublicenses granted by Borrower or any Subsidiary in the ordinary course of Borrower’s or such Subsidiary’s business;

(g)

the right reserved to or vested in any Governmental Authority by the terms of any lease, license, grant or Permit or by any statutory or regulatory provision to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(h)	the Security;

(i)	other Encumbrances set out in Schedule 7.1(l) or otherwise agreed to in writing by the Lender;

(j)	any attachment or judgment Encumbrance not constituting an Event of Default hereunder;

(k)	Encumbrances granted to secure Permitted Funded Debt; and

(l)

Encumbrances incurred in the extension, renewal or refinancing of the Permitted Funded Debt described in (a) through (k), provided that any extension, renewal or replacement Encumbrance must be limited to the property encumbered by the existing Encumbrance and the principal amount of the Permitted Funded Debt may not increase;

“Permitted Funded Debt” means, without duplication:

(a)	debt under the SaaS Credit Agreement that is Permitted SaaS Debt, but no more;

(b)	the Obligations;

(c)	debt secured by other Purchase Money Security Interests that are Permitted Encumbrances;

(d)	Permitted Intercompany Loans;

(e)	the Settlement Debt; and

(f)	other Subordinated Obligations approved in writing by the Lender in its sole discretion.

“Permitted Intercompany Loan” means a loan made by any Loan Party to another Loan Party, provided that the Lender holds a security interest in all property and assets of both such Loan Parties, subject only to Permitted Encumbrances.

“Permitted SaaS Debt” means all present and future indebtedness, liabilities and obligations of the Borrower under the SaaS Credit Agreement limited to the principal amount outstanding thereunder up to a maximum amount of US $7,500,000, together with all interest, fees, costs, expenses and other amounts payable under the SaaS Debt Documents relating thereto.

“Person” means any individual, sole proprietorship, corporation, company, partnership, unincorporated association, association, institution, entity, party, trust, joint venture, estate or other judicial entity or any governmental body.

“Plans” means all employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, pension, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, accident, disability, life insurance and other plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, funded or unfunded, registered or unregistered, insured or self-insured:

(a)

that are sponsored or maintained or funded, in whole or in part, by any Loan Party to which any Loan Party is obligated to contribute, in any such case, for the benefit of employees, former employees of any Loan Party and their respective beneficiaries; or

(b)	under which any Loan Party has any liability.

“Property” means, with respect to any Person, all or any portion of its property, assets and undertaking.

“Purchase Money Obligations” means any indebtedness incurred, assumed or owed by any Loan Party as all or part of, or incurred or assumed by any Loan Party to provide funds to pay all or part of the purchase price of any property or assets acquired by any Loan Party provided that:

(a)	the aggregate principal amount of all such indebtedness together with all indebtedness secured by Capital Leases does not, at any time, exceed US $100,000; and

(b)

none of the Loan Parties or an Affiliate thereof, immediately prior to entering into an agreement for the acquisition of such property or assets, owns or has any interest in, or any entitlement to own, or has any interest in, the property or assets or a portion thereof being so acquired.

“Purchase Money Security Interest” means an Encumbrance created by any Loan Party securing Purchase Money Obligations, provided that: such Encumbrance is created substantially simultaneously with the acquisition of such assets; such Encumbrance does not at any time encumber any property other than the property financed by such Purchase Money Obligations; the amount of Purchase Money Obligations secured thereby is not increased subsequent to such acquisition; and the principal amount of Purchase Money Obligations secured by any such Encumbrance at no time exceeds 100% of the original purchase price of such property at the time it was acquired, and in this definition, the term “acquisition” shall include, without limitation, a Capital Lease, the term “acquire” shall have a corresponding meaning.

“Related Party” means, with respect to any Person, an Affiliate of such Person, a shareholder of such Person (if applicable), or a Person related to or not at Arm’s Length to such Person or shareholder of such Person, and with respect to the Loan Parties includes any company or entity Controlled directly or indirectly by any one or more of any such Persons, and any Person or Persons related to or not at Arm’s Length with any such Persons.

“Requirement of Law” means, as to any Person, any law, treaty, regulation, ordinance, decree, judgment, order or similar requirement made or issued under sovereign or statutory authority and applicable to or binding upon that Person, or to which that Person or any of its Property is subject.

“Retiring Debt” means (a) secured indebtedness in the principal amount of US $575,000 owing to Agility Capital II, LLC plus all fully accrued interest, fees and prepayment penalties (assuming a payout date of January 25, 2018, totalling US $580,425), and (b) unsecured indebtedness in the aggregate principal amount of US $1,000,000, plus all fully accrued interest and prepayment penalties (assuming a payout date of January 25, 2018, totalling US $1,074,333, owing to seven lenders, all of which are accredited investors, certain of which are shareholders of the Borrower, one of which is an affiliate of the Borrower’s director, and two of which are affiliated with a partner of the Borrower’s director.

“Revenue Renewal Rate” shall mean the current month’s Revenue derived from Eligible End Users that generated Revenue during the same calendar month of the immediately preceding year divided by the Revenue derived from Eligible End Users during such month during the immediately preceding year.

“SaaS” means SaaS Capital Funding II, LLC, and its successors and permitted assigns.

“SaaS Credit Agreement” means the loan agreement made as of May 5, 2016 between SaaS, as lender, the Borrower, as borrower, as amended to date, and as the same may from time to time be further amended, restated or otherwise modified or replaced. “SaaS Debt Documents” means the SaaS Credit Agreement, security and all other documents and registrations delivered or created pursuant thereto.

“SaaS Intercreditor Agreement” is defined in Section 5.4.

“Subsequent Tranche” means a principal amount of no less than US $500,000 and no more than US $2,500,000, as selected by the Borrower; subject to an aggregate limit of US $2,500,000.

“Subsequent Tranche Conditions” has the meaning defined in Section 6.1.

“Section” means the designated section of this Agreement.

“Security” means the security held from time to time by the Lender, securing or intended to secure payment and performance of the Obligations, including without limitation the security described in Section 5.1.

“Senior Officer” means the Chairman and Chief Executive Officer, the Senior Vice President, Product Development and any Person who has a management contract with the Borrower, each of whom is deemed a “beneficial owner” as such term is defined under Section 16 of the Securities Exchange Act of 1934, as amended.

“Settlement Debt” means secured indebtedness in the principal amount of US $1,452,083 owing to Jeff McCollum pursuant to a confidential settlement agreement and release dated November 29, 2016.

“Shares” means shares of any class or series, including preferred and common shares, in the capital stock of any corporation or other ownership or equity interest in a corporation, partnership or other Person including without limitation, shares, units or interests which carry a residual right to participate in the earnings of such corporation, partnership or other Person or, upon the liquidation or winding up of such corporation, partnership or other Person, to share in its assets.

“Software” means all computer programs, firmware and databases and portions of each of the foregoing in whatever form and on whatever medium expressed, fixed, embodied or stored from time to time, whether physical, magnetic, electronic, optical or otherwise and the Copyright, Patents and trade secrets therein including, without limitation, Object Code and Source Code versions of each such program and firmware and portion thereof and all corrections, updates, enhancements, translations, modifications, adaptations and new versions thereof together with both the media upon or in which such programs, firmware, databases and portions thereof are expressed, fixed, embodied or stored (such as disks, diskettes, tapes and semiconductor chips) and all flow charts, manuals, instructions, documentation and other material relating thereto.

“Software Documentation” means all documentation and other materials in any way related to Software including, without limitation, copies of the Source Code or Object Code, drawings, flowcharts, user’s manuals, reference manuals and all functional descriptions and specifications of or relating to the Software regardless of the medium in or on which such information is stored including, without limitation, all such information necessary or desirable for the production, modification, enhancement, testing, marketing and use of the Software.

“Software Services Revenue” shall be consistently categorized as it has been in the Borrower’s historical financial statements prior to the date of this Agreement as “License Revenue”, “Usage Revenue” and “Overage Fees” and shall generally include all recurring license and service revenue derived from the sale of Borrower’s software and any other reported recurring revenue, but which shall exclude, without limitation, professional services revenue and other similar non-recurring revenue.

“Source Code” means the human-readable form of a computer instruction, including, but not limited to, related system and Software Documentation, all comments and any procedural code.

“Statutory Lien” means a Lien in respect of any property or assets of a Loan Party created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority), including a Lien for the purpose of securing such Loan Party’s obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time.

“Subordinated Obligations” means all present and future indebtedness, liabilities and obligations of the Loan Parties that are subordinated or postponed to the Obligations on terms satisfactory to the Lender, including any and all indebtedness, liabilities and obligations of the Loan Parties to a Related Party.

“Subsidiary” means, as to any Person, another Person in which such Person and/or one or more of its Subsidiaries owns or controls, directly or indirectly, sufficient voting Shares to enable it or them (as a group) to ordinarily elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or trust, if more than a 50% interest in the profits or capital thereof is owned by such Person and/or by or in conjunction with one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference herein to a “Subsidiary” is a reference to a Subsidiary of the Borrower.

“Taxes” means all taxes, levies, imposts, stamp taxes, duties, deductions, withholdings and similar impositions payable, levied, collected, withheld or assessed as of the date of this Agreement or at any time in the future under Applicable Laws, and “Tax” shall have a corresponding meaning.

“Total Debt” means all indebtedness, liabilities (excluding deferred revenue, accounts payable and accrued expenses) and obligations including without limitation Permitted Funded Debt less the Settlement Debt.

“Trademarks” means all trademarks and trade names, registered and unregistered, of the Loan Parties, including, without limitation all designs, logos, indicia, trade names, corporate names, company names, business names, trade styles, service marks, logos and other source or business identifiers; all fictitious characters; all prints and labels on which any of the foregoing have appeared or appear or shall appear; all registrations and applications that have been or shall be made or filed in the Canadian Intellectual Property Office or United States Patent and Trademark Office or any similar office in any other country or political subdivision thereof and all records thereof and all reissues, extensions, or renewals thereof; all goodwill associated with or symbolized by any of the foregoing; and all common law and other rights in the above.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“U.S. Dollars” or “US $” means the lawful money of the United States of America.

“US Loan Parties” means any loan parties formed under the laws of United States of America or any state thereof, and includes the Borrower.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“User Licences” means all agreements pursuant to which a Loan Party has obtained rights or an option to acquire rights to use any Intellectual Property Collateral.

“Voting Shares” means securities or any class of Shares of a Person entitling the holders thereof to vote in the election of members of the board of directors of such Person.

“Warrant Securities” means the Equity Securities issuable upon exercise of the Warrants.

“Warrants” is defined in Section 2.4.

1.2	Knowledge

Where any representation, warranty or other provision of this Agreement is qualified by reference to the knowledge of the Borrower or the Loan Parties, it shall be deemed to refer to the actual knowledge of a Senior Officer after having made reasonable inquiries, and, if as a result of the actual knowledge of a Senior Officer after having made such inquiries, there is an issue or matter known that would reasonably require advice from professional advisors, the professional advisors of the Borrower likely to have knowledge of the relevant subject matter.

1.3	Accounting Terms and Computations

Each accounting term used in this Agreement has the meaning assigned to it under GAAP unless otherwise defined herein and reference to any balance sheet item or income statement item means such item as computed from the applicable statement prepared in accordance with GAAP. All financial statements required to be delivered hereunder shall be reported in U.S. Dollars and shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved. All financial covenant testing shall be in U.S. Dollars.

1.4	Currency References

All amounts referred to in this Agreement are in U.S. Dollars unless otherwise indicated.

1.5	Schedules

The following exhibits and schedules are attached to this Agreement and incorporated herein by reference:

Schedule A	Compliance Certificate
Schedule B	Drawdown Request
Schedule C	Form of Warrants
Schedule 7.1(b)	Loan Parties’ Information
Schedule 7.1(d)	Location of Property and Assets
Schedule 7.1(f)	Funded Debt and Guarantees
Schedule 7.1(h)	Consents and Approvals Required
Schedule 7.1(i)	Conflicts with Charter Documents
Schedule 7.1(k)	Material Permits
Schedule 7.1(l)	Permitted Encumbrances
Schedule 7.1(o)	Insurance Policies
Schedule 7.1(p)	Material Agreements
Schedule 7.1(q)	Labour Matters
Schedule 7.1(r)	Litigation
Schedule 7.1(s)	Pension Plans
Schedule 7.1(v)	Taxes
Schedule 7.1(w)	Statutory Liens
Schedule 7.1(y)	Bank Accounts
Schedule 7.1(z)	Related Party Contracts

1.6	Joint and Several Obligations

The Obligations of the Borrower and any present or future guarantor of the Obligations, including the obligation to make all payments hereunder and all other indebtedness and liability, present and future, incurred hereunder, are joint and several.

Article 2
THE CREDIT FACILITY AND WARRANTS

2.1	Establishment of Credit Facility

Upon and subject to the terms and conditions of this Agreement, and based and relying upon the representations and warranties set forth herein, the Lender agrees to provide a credit facility (the “Credit Facility”) to the Borrower.

2.2	Availability

During the Availability Period, the Borrower shall be entitled to provide a Drawdown Request to the Lender that it wishes the Lender to advance:

(a)	the whole (but not less than the whole) of the First Tranche, subject to fulfilment of the First Tranche Conditions; and

(b)	a Subsequent Tranche (in the minimum amount of US $500,000), subject to fulfilment of the Subsequent Tranche Conditions; and

and, on the thirtieth Business Day (the “Advance Date”) following receipt of the relevant notice from the Borrower, and in any event following satisfaction or waiver of the First Tranche Conditions in respect of the First Tranche and the Subsequent Tranche Conditions in respect of a Subsequent Tranche, the Lender shall made an Advance of the relevant Tranche to the Borrower or procure such advance to the Borrower by wire transfer into such bank account as the Borrower in such notice shall identify. The Credit Facility is non-revolving and, once repaid by the Borrower, re-advances of the Credit Facility will not be permitted, except as otherwise permitted hereunder. At any time after 18 months following the date of the initial Advance, the Borrower may cancel the whole (but not less than the whole) of the unadvanced portion of the Credit Facility upon fifteen (15) Business Days prior written notice to the Lender and thereby terminate its obligation to pay the standby fee referred to in Section 4.4.

2.3	Use of the Advances

The Advances shall only be used by the Loan Parties for growth capital to support the development and marketing of software and solutions, for Retiring Debt and for general working capital purposes; provided that the Advance shall not be used to pay or satisfy any tax obligations of the Loan Parties other than tax obligations incurred in the ordinary course of business.

2.4	Warrants

In consideration for the Credit Facility and the making of Advances thereunder, the Borrower shall issue common share purchase warrants (the “Warrants”) registered in the name of the Lender to purchase up to an aggregate of 7,000,000 common shares of the Borrower (“Common Shares”), at an exercise price of US $0.35 per Common Share, as set forth in the certificates representing such Warrants (the “Warrant Certificates”), such Warrant Certificates to be substantially in the form as set out in Schedule D attached hereto. The Warrants shall be issued on a pro rata basis as Advances are made and, in each case shall be exercisable for a period of 72 months following the date of issuance.

Article 3
TERM, PREPAYMENT AND REPAYMENT

3.1	Term

Subject to the Lender’s right to demand accelerated payment upon an Event of Default that is continuing, the outstanding principal amount of the Credit Facility together with all other outstanding Obligations shall be immediately due and payable by the Borrower on the Maturity Date.

3.2	Voluntary Prepayments

The Borrower may, at any time so long as an Event of Default has not occurred and is continuing, upon fifteen (15) Business Days’ prior written notice to the Lender indicating the principal amount to be prepaid, make a prepayment in whole, not in part, in respect of the outstanding principal under the Credit Facility, by paying to the Lender the full outstanding principal amount of the Credit Facility together with accrued and unpaid interest on such principal amount to the date of prepayment; if the prepayment occurs prior to the second anniversary of the date of the initial Advance, a fee (the “Make Whole Fee”) equal to 24 months’ interest on the full outstanding principal amount of the Credit Facility at the interest rate then applicable to the Credit Facility less the amount of interest at such interest rate accrued to the date of prepayment; and all other outstanding Obligations. The Borrower shall have no other right of prepayment. The parties acknowledge that it is their intention that the Lender shall earn minimum interest up to 24 months following the initial Advance on the full principal amount of the Advances made under the Credit Facility.

3.3	Payment of Fees Upon Acceleration

The occurrence of an Event of Default and the acceleration of the Obligations prior to the Maturity Date will be deemed to be a voluntary prepayment of the outstanding principal amount of the Obligations, and the Borrower will pay to the Lender in addition to the other outstanding amounts of the Obligations if the acceleration of the Obligations occurs prior to the second anniversary of the Closing Date, the Make Whole Fee as if the outstanding principal amount of the Obligations was being prepaid by the Borrower pursuant to Section 3.2 on the next Business Day following the date of acceleration. The Loan Parties acknowledge that the Make Whole Fee that is payable upon acceleration of the Obligations prior to the Maturity Date is not a penalty but is liquidated damages intended to compensate the Lender to ensure that the Lender earns interest at the rate of 12% per annum on the Advance up to and including the second anniversary of the Closing Date, and to ensure that the Loan Parties do not avoid payment of the Make Whole Fee by intentionally defaulting hereunder.

3.4	Mandatory Prepayments – Asset Disposition

Subject to any prior right of SaaS and subject to Applicable Laws, if any Loan Party receives proceeds from transactions involving the sale, lease or other disposition of any assets (other than as permitted by Section 8.3(l)) including without limitation Intellectual Property Collateral and other intangibles, then the Borrower shall make a mandatory prepayment on account of the Obligations in an amount equal to 100% of the net proceeds within three (3) Business Days after such net proceeds are received by the applicable Loan Party. As used herein, “net proceeds” in respect of any such transaction means the gross cash amount payable to the applicable Loan Party in respect of such transaction (expressly including any amount received by way of deferred payment pursuant to a note or receivable as and when such payment is received, with any non-cash consideration converted to cash as soon as reasonably practicable) less any Arm’s Length sales commissions, reasonable Arm’s Length costs and expenses of the transaction, sale, use and other transaction, Taxes paid or payable in connection with the transaction and in connection with transferring any proceeds from such transaction to the Borrower to effect the prepayment contemplated in this Section 3.4, usual and reasonable adjustments in connection with the transaction and any other amount specifically approved by the Lender in writing. Any prepayments made to the Lender under this Section 3.4 shall be applied to the principal amount of the Obligations in inverse order of maturity. The Lender shall at the Borrower’s cost use reasonable commercial efforts to cooperate with the Borrower to permit the Borrower to maximize the net proceeds available to it for prepayment of the Obligations pursuant to this Section 3.4.

3.5	Payment of Fees Upon Mandatory Prepayment

The receipt of proceeds from a disposition of assets pursuant to Section 3.4 will be deemed to be a voluntary prepayment of the outstanding principal amount of the Obligations, and the Borrower will pay to the Lender in addition to the other outstanding amounts of the Obligations, if the prepayment occurs prior to the second anniversary of the Closing Date, the Make Whole Fee as if the outstanding principal amount of the Obligations being prepaid was being prepaid by the Borrower pursuant to Section 3.2 on the next Business Day following the receipt of net proceeds of such a disposition of assets.

The Loan Parties acknowledge that the Make Whole Fee that is payable upon a disposition of assets prior to the Maturity Date is not a penalty but is liquidated damages intended to compensate the Lender to ensure that the Lender earns interest at the rate of 12% per annum on the Advance up to and including the second anniversary of the Closing Date.

Article 4
PAYMENT OF INTEREST AND FEES

4.1	Interest

Subject to Section 4.2 and 4.3, from and including the Closing Date the outstanding principal amount of the Credit Facility shall bear interest, both before and after maturity, default and judgment on any unpaid amount thereof until all such Obligations have been satisfied in full, at a rate of 12% per annum calculated and payable monthly in arrears on each Interest Payment Date after the Advance under the Credit Facility.

4.2	Low Margin Rate

If Gross Margins calculated on a consolidated basis for the Loan Parties fall within the following ranges measured at the end of each calendar month commencing January 31, 2018 for the six month fiscal period comprised of such calendar month and the immediately preceding five calendar months, interest on the principal amount of the Obligations payable pursuant to Section 4.1 will be 14% per annum (the “Low Margin Rate”) until such time as Gross Margins equal or exceed the high end of each range:

(a)	more than US $5,850,000 but less than US $6,500,000 from the Closing Date to June 30, 2018;

(b)	more than US $6,300,000 but less than US $ $7,000,000 from July 1, 2018 to December 31, 2018;

(c)	more than US $6,750,000 but less than US $7,500,000 from January 1, 2019 to December 31, 2019; and

(d)	more than US $7,650,000 but less than US $8.500.000 from January 1, 2020 and for each calendar month thereafter.

4.3	Default Interest Rate

Upon the occurrence and during the continuance of an Event of Default, interest on the principal amount of the Obligations payable pursuant to Section 4.1 or 4.2 will be 18% per annum (the “Default Rate”) effective as at the Interest Payment Date immediately preceding the triggering of such an Event of Default (for clarity, the Interest Payment Date occurring in the immediately preceding calendar month in the case of failure to pay interest on any Interest Payment Date) payable on demand. The Loan Parties acknowledge and agree that the increased rate of interest on the occurrence of an Event of Default is not a penalty but rather a genuine pre-estimate of the Lender’s increased cost and risk of the outstanding Credit Facility.

4.4	Commitment Fee and Standby Fees

The Borrower shall pay to the Lender the outstanding balance of the Commitment Fee by way of deduction from the Advance of the First Tranche.

Unless and until the Borrower cancels the unadvanced portion of the Credit Facility pursuant to Section 2.2, the Borrower shall pay to the Lender a standby fee in US Dollars calculated at a rate equal to 0.325% per month on that portion of the daily unadvanced and available portion of the Credit Facility during each calendar month. “Available” in the foregoing sentence means the maximum amount of the Credit Facility which if drawn by the Borrower would not cause the Total Debt to MRR covenant set out in Section 8.4(b) to be breached. The standby fee shall be determined daily beginning on the date hereof and shall be payable by the Borrower monthly in arrears on each Interest Payment Date.

4.5	Matters Relating to Interest

4.5.1       Unless otherwise indicated, interest on any outstanding principal amount shall be calculated daily and shall be payable monthly in arrears on each Interest Payment Date. If the last day of a month is not a Business Day, the interest payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount and shall also be paid on such next Business Day. Interest shall accrue from and including the day upon which an Advance is made, and ending on and including the day on which any portion of such Advance is repaid or satisfied.

4.5.2       Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount “per annum” or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of 365 or 366 days, as the case may be. If the amount of any interest, fee or other amount is determined or expressed on the basis of a period of less than one year of 365 or 366 days, as the case may be, the equivalent yearly rate is equal to the rate so determined or expressed, divided by the number of days in the said period, and multiplied by the actual number of days in that calendar year.

4.5.3       Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under the Credit Documents would otherwise contravene the provisions of Section 347 of the Criminal Code (Canada), Section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which the Lender is legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received the Lender shall apply such excess against the Obligations and refund any further excess amount.

4.5.4       Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts that are treated as interest on such Advance under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Advance but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to the Lender in respect of other Advances or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount shall have been received by the Lender. Any amount collected by the Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Advance or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Advance exceed the maximum amount collectible at the Maximum Rate.

4.6	Place of Repayments

4.6.1       All payments of principal, interest and other amounts to be made by the Borrower pursuant to this Agreement shall be made directly to the Lender, with such payments being made by the Borrower at such address and to such account as the Lender may direct in writing from time to time. All such payments received by the Lender on a Business Day before 1:00 p.m. (Vancouver, British Columbia time) shall be treated as having been received by the Lender on that day; payments made after such time on a Business Day shall be treated as having been received by the Lender on the next Business Day.

4.6.2       Whenever any payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Interest shall continue to accrue and be payable thereon as provided herein, until the date on which such payment is received by the Lender.

4.7	Evidence of Obligations (Noteless Advance)

The Lender shall open and maintain, in accordance with its usual practice, accounts evidencing the Obligations; and the information entered in such accounts shall constitute prima facie evidence of the Obligations in absence of manifest error. The Lender may, but shall not be obliged to, request the Borrower to execute and deliver from time to time such promissory notes as may be required as additional evidence of the Obligations.

4.8	Determination of Equivalent Amounts

Whenever it is necessary or desirable at any time to determine the Equivalent Amount in Canadian Dollars of an amount expressed in U.S. Dollars or any other currency, as applicable, or vice-versa (specifically including the determination of the Equivalent Amount in Canadian Dollars of any portion of the Advance made in U.S. Dollars), the Equivalent Amount shall be determined by reference to the Exchange Rate on the date of such determination.

Article 5
SECURITY

5.1	Security

The Security to be provided to the Lender for the granting of the Credit Facility will consist of the following, all of which documents shall be in form and substance satisfactory to the Lender:

(a)	unlimited guarantee of Cake Marketing UK Ltd.;

(b)

pledge and security agreement executed by the Borrower in favour of the Lender granting a second ranking security interest over all of the present and after acquired real and personal Property of the Borrower including, without limitation, and as supplemented by a patent security agreement and a trademark security agreement, all Intellectual Property Collateral subject only to Permitted Encumbrances in favour of SaaS in respect of Permitted SaaS Debt;

(c)

upon request made by the Lender at any time, unlimited guarantees executed by each Subsidiary which exceeds any one or more of the limits set out in Section 8.3(t), if any, guaranteeing the due payment and performance of the Obligations secured by general security agreements or debentures or the equivalent thereof under Applicable Laws executed by each such Subsidiary, if any, in favour of the Lender granting a security interest over all the present and after acquired real and personal Property of such Loan Party including, without limitation, all Intellectual Property Collateral, subject only to Permitted Encumbrances;

(d)

securities pledge agreement granted by the Borrower in favour of the Lender granting a second ranking security interest over all present and after acquired Shares of each Subsidiary of the Borrower, now or hereafter existing which exceeds any one or more of the limits set out in Section 8.3(t), subject only to Permitted Encumbrances;

(e)	if requested by the Lender at any time, subordination and postponement agreements in respect of any shareholder or other Related Party loans;

(f)	the SaaS Intercreditor Agreement;

(g)	subordination and postponement agreement in respect of indebtedness of the Borrower to Jeff McCollum; and

(h)	if requested by the Lender at any time, such other security (including pledges, security agreements and debentures) as may be provided by the Borrower and its Subsidiaries to SaaS.

5.2	Additional Security and Registration

The Loan Parties shall promptly execute and deliver to the Lender or cause to be delivered to the Lender, at the expense of the Loan Parties, such additional or complementary legal opinions and security documents and any Security referred to in Section 5.1(c) to be granted by any Person becoming a Subsidiary or such confirmations or such notices or documents containing such further description of properties charged or intended to be charged by the Security as may in the reasonable opinion of the Lender or its counsel be necessary or advisable to create and maintain charges over all assets and the issued Shares of the Subsidiaries wherever same may be situated. The Loan Parties shall cause to be promptly made all registrations and filings under any Applicable Law (including financing statements) and to be delivered all opinions, necessary, in the reasonable opinion of the Lender or its counsel, to render the Security fully effective and enforceable. Each Loan Party authorizes the Lender to file any such financing statement or similar documents without the signature of such Loan Party, or to execute such financing statement as attorney for such Loan Party in the event such Loan Party fails to do so promptly upon request by the Lender. Each Loan Party acknowledges that the Security has been prepared on the basis of Applicable Law in effect on the date hereof, and that changes to Applicable Law may require the execution and delivery of different forms of documentation, and accordingly the Lender shall have the right to require that the Security be amended, supplemented or replaced (and the Loan Parties shall duly authorize, execute and deliver to the Lender on request any such amendment, supplement or replacement with respect to any of the Security to which such Loan Party is a party consistent with the intent of the Security on the Closing Date): to reflect any change in Applicable Law, whether arising as a result of statutory amendments, court decisions or otherwise; to facilitate the creation and registration of appropriate forms of security in all applicable jurisdictions; or to ensure that all Security is fully effective and enforceable under all Applicable Law.

5.3	After Acquired Property, Further Assurances

Each of the Loan Parties agrees to execute and deliver from time to time, and cause each of their Subsidiaries and the shareholders thereof to execute and deliver from time to time, all such further documents and assurances as may be reasonably required by the Lender from time to time in order to provide the Security contemplated hereunder, specifically including: supplemental or additional security agreements, assignments and pledge agreements which shall include lists of specific assets to be subject to the security interests required hereunder.

5.4	SaaS Intercreditor Agreement

The Lender agrees to enter into an intercreditor agreement with SaaS, on terms reasonably acceptable to the Lender (the “SaaS Intercreditor Agreement”), pursuant to which the Lender subordinate the Security to Encumbrances granted by the Borrower and the other Loan Parties to SaaS securing the Permitted SaaS Debt, but no more.

Article 6
DISBURSEMENT CONDITIONS

6.1	First Tranche Conditions

The obligation of the Lender under this Agreement to make the initial Advance under the Credit Facility is subject to and conditional upon the following conditions (the “First Tranche Conditions”) being satisfied on or prior to the Closing Date (unless otherwise waived by the Lender, in its discretion):

(a)	receipt by the Lender, of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender (unless delivery has been waived by the Lender):

(i)	this Agreement, duly executed and delivered by the Loan Parties;

(ii)	certified copies of the Constating Documents of each of the Loan Parties;

(iii)	certificates of incumbency of each of the Loan Parties;

(iv)

certified copies of the resolutions of the board of directors of each of the Loan Parties authorizing the execution, delivery and performance of its respective obligations under the Credit Documents to which each is a party;

(v)	duly executed copies of the Security, duly registered to the Lender’ satisfaction, where applicable subject only to Permitted Encumbrances;

(vi)	duly issued Warrants;

(vii)	stock exchange, dealer network or other Governmental Authority approval and, if required under the Permitted SaaS Debt, SaaS consent for the issuance of the Warrants;

(viii)

releases, discharges and postponements (in registrable form where appropriate) covering all Encumbrances affecting the Collateral or any portion thereof which are not Permitted Encumbrances, if any, or undertakings satisfactory to the Lender to provide such releases, discharges and postponements;

(ix)	the SaaS Intercreditor Agreement;

(x)	letters of opinion of legal counsel to the Borrower addressed to the Lender and in form and substance satisfactory to the Lender and its legal counsel, acting reasonably;

(b)	the Borrower shall have paid all fees, costs and expenses then owing to the Lender in respect of the Credit Facility, including the balance of Commitment Fee;

(c)	the Lender shall be satisfied with its review of all Material Contracts;

(d)	the Lender shall be satisfied with its review of transactions between the Loan Parties and each of its Related Parties;

(e)

the Lender shall be satisfied with the results of its due diligence investigations and third party due diligence reports (including, without limitation, accounting, business, environmental, regulatory, tax, technology, financial and legal review) in respect of the Loan Parties;

(f)	the Lender shall be satisfied with the corporate and capital structure of the Loan Parties;

(g)	the Lender shall be satisfied with the reports and legal opinions provided to it by its counsel McCarthy Tétrault LLP and Allen Matkins Leck Gamble Mallory & Natsis LLP;

(h)	no event or circumstance shall have occurred that in the opinion of the Lender would reasonably be expected to have a Material Adverse Effect;

(i)	no Default or Event of Default shall have occurred and be continuing;

(j)

without limiting paragraph (i) above, the representations and warranties set forth in Article 7 shall be true and correct in all respect on the date that the Advance is to be made (except for qualifications to representations and warranties that have been disclosed to the Lender and consented to in writing by the Lender in its sole discretion, and provided however that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date);

(k)	the Lender shall be satisfied with all terms and conditions of any Funded Debt, including the Funded Debt held by SaaS;

(l)	receipt of evidence, to the satisfaction of the Lender, that appropriate levels of insurance are in place;

(m)

the Lender shall have received and be satisfied with the financial model (IS, BS and CF) for the Borrower in Excel with minimum last 24 months actual and forecast and 12 months by business unit and on a consolidated basis including estimated covenants;

(n)

receipt of all regulatory, securities and/or third party consents and/or approvals in respect of this Agreement, the Credit facility and the Warrants, in form, and on terms, satisfactory to the Lender;

(o)

receipt by the Lender of a signed Drawdown Request from the Borrower in the amount of their respective proportionate interest in the Advance at least thirty (30) Business Days prior to the date that the Advance is to be made together with a Compliance Certificate showing full compliance with the financial covenants set forth herein as at the Closing Date assuming the Advance is made;

(p)	signed direction to pay in respect of the Advance authorizing the deduction of all outstanding fees and costs;

(q)	the credit committee of the Lender shall have approved the Credit Facility in its sole and unfettered discretion; and

(r)	such reasonable additional conditions precedent that the Lender deems reasonable.

6.2	Subsequent Tranche Conditions

The obligation of the Lender under this Agreement to make any Advance under the Credit Facility subsequent to the initial Advance is subject to and conditional upon the following conditions (the “Subsequent Tranche Conditions”) being satisfied on or prior to the date of such subsequent Advance (unless otherwise waived by the Lender, in its discretion):

(a)

receipt by the Lender of a signed Drawdown Request from the Borrower at least ten (10) Business Days prior to the date that the Advance is to be made together with a Compliance Certificate showing full compliance with any applicable financial covenants set forth herein as at the Closing Date assuming the Advance is made;

(b)	the representations and warranties deemed to be repeated pursuant to Article 7 will continue to be true and correct as of the date that the Advance is to be made;

(c)	the credit committee of the Lender shall have approved the Credit Facility in its sole and unfettered discretion;

(d)	no Default or Event of Default will have occurred and be continuing as of the date that the Advance is to be made, or would result from making the requested Advance; and

(e)	all other terms and conditions of this Agreement upon which the Borrower may obtain an Advance that have not been waived will have been fulfilled.

6.3	Waiver

The conditions in Sections 6.1 and 6.2 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part (with or without terms or conditions).

6.4	Termination

The obligation of the Lender to make any Advance shall, at the Lender’s election, terminate if any of the conditions set forth in Sections 6.1 and 6.2, as the case may be, have not been satisfied or waived by the Lender, in its discretion, on or prior to the date that an Advance is to be made.

Article 7
REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties

The Loan Parties hereby jointly and severally represent and warrant to the Lender as follows, with respect to the Borrower and also with respect to each of the other Loan Parties:

(a)

Organization. Each Loan Party has been duly incorporated or amalgamated (or formed as a limited partnership) and organized, is validly existing and in good standing under the laws of its governing jurisdiction, has all requisite powers and authorities to carry on its business as now and formerly conducted and is qualified to do business in, and is in good standing in every jurisdiction where such qualification is required, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

(b)	Corporate Structure. The ownership of Shares (including number and class of Shares) of each Loan Party is as set out in Schedule 7.1(b). Schedule 7.1(b) also contains a complete and accurate list of:

(i)	each Loan Party’s full and correct legal name, any predecessors and prior names;

(ii)	each Loan Party’s jurisdiction of incorporation or formation and the jurisdiction where its registered office, chief executive office and/or principal place of business is located;

(iii)	all of the Subsidiaries of the Loan Parties;

(iv)

a list of all outstanding Shares of each Loan Party and all outstanding warrants, options, convertible notes and other rights to acquire Shares of any Loan Party (including the exercise and conversion prices thereof); and

(v)

all agreements, understandings and commitments relating to or otherwise affecting the capital stock of the Loan Parties and all anti-dilution or similar provisions applicable to any of the Loan Parties’ issued and outstanding Shares or other securities none of which will be triggered by the entering into of this Agreement or the issuance of the Warrants or the Warrant Shares;

(c)	Subsidiaries. The Loan Parties have no Subsidiaries other than as set out in Schedule 7.1(b).

(d)

Location of Assets. The property and assets of each of the Loan Parties is located in those jurisdictions specified for each in Schedule 7.1(d), and in no other jurisdiction. Set out in Schedule 7.1(d) are the following:

(i)	the legal description of all real property owned by any Loan Party;

(ii)	a list of all locations leased by any Loan Party, as lessee; and

(iii)	a list of all locations in which any other property or assets owned by any Loan Party is located and which locations are neither owned or leased by the Loan Parties.

(e)	Solvency. The Borrower and each other Loan Party is solvent and will not become insolvent immediately after giving effect to the transactions contemplated in this Agreement.

(f)

Funded Debt and Guarantees. All Funded Debt (including all loans and advances outstanding to Related Parties) and Guarantee obligations of the Loan Parties are fully disclosed and accurately described in Schedule 7.1(f) hereto.

(g)

Options and Convertible Securities. Except as set out in Schedule 7.1(b), no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase of any properties or assets of any Loan Party or for the purchase, subscription, allotment or issuance of any debt or Shares of any Loan Party.

(h)

No Conflicts. Except as disclosed in Schedule 7.1(h), the execution and delivery by each Loan Party of those Credit Documents to which it is a party, the performance of its obligations thereunder and the issuance of the Warrants and Warrant Securities: does not require any consent or approval of, registration or filing with, or any other action by any Governmental Authority; and will not conflict with, result in a breach of or require any approval or consent under any Material Contract, Material Permit or from any Governmental Authority.

(i)

No Conflict with Charter Documents. Except as disclosed in Schedule 7.1(i) (for which required approval has been obtained), there are no provisions contained in the charter documents, or by-laws of any Loan Party, or any partnership agreement, securityholders agreement, shareholders’ agreement, voting trust agreement or similar agreement relating thereto, which restrict or limit its powers to borrow money, issue debt obligations, guarantee the payment or performance of the obligations of others or encumber all or any of its present and after-acquired property; or which would be contravened by the execution and delivery of those Credit Documents to which it is a party, the performance of its obligations thereunder or the issuance of the Warrants and Warrant Securities.

(j)

Credit Documents. The Borrower has the capacity, corporate power, legal right and authority to borrow from the Lender, to guarantee payment to the Lender of those Obligations if required, perform its obligations under this Agreement and provide the Security required to be provided by it hereunder. Each other Loan Party has the capacity, corporate power, legal right and authority to guarantee payment of the Lender of the Obligations and to provide the Security required to be provided by it hereunder. The execution and delivery of the Credit Documents by the Loan Parties, as the case may be, and the performance of their respective obligations therein have been duly authorized by all necessary corporate and, if required, shareholder actions. This Agreement and the other Credit Documents have been duly executed and delivered by the Loan Parties, as the case may be, and constitute legal, valid and binding obligations of the Loan Parties, as the case may be, enforceable against them in accordance with their terms and provisions thereof, subject to laws of general application affecting creditors’ rights and the discretion of the court in awarding equitable remedies.

(k)

Conduct of Business; Material Permits. Except as disclosed in Schedule 7.1(k) attached hereto, each Loan Party is in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business and is duly licensed, registered and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. Attached hereto as Schedule 7.1(k) is a true and complete list of all Material Permits, and all such Material Permits are valid and subsisting and in good standing, except as otherwise disclosed to the Lender in Schedule 7.1(k).

(l)

Ownership of Assets; Permitted Encumbrances. Each Loan Party owns and possesses its undertaking, property and assets free and clear of any and all Encumbrances except for Permitted Encumbrances. No Loan Party has any commitment or obligation (contingent or otherwise) to grant any Encumbrances except for Permitted Encumbrances. No event has occurred which constitutes, or which with the giving of notice, lapse of time or both would constitute, a material default under any Permitted Encumbrance.

(m)

Not in Material Breach. To the knowledge of the Borrower, each of the Loan Parties is not in breach of any provision in any indenture, agreement or other instrument binding upon it or its property except where such breach would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any other Loan Party has violated or failed to obtain any authorization necessary to the ownership of any of its property or assets or the conduct of its business except where such violation or failure would not reasonably be expected to result in a Material Adverse Effect.

(n)	Intellectual Property.

(i)

None of the Accelerize Intellectual Property is licensed to or by any Loan Party, other than Intellectual Property Collateral that is licensed between Loan Parties. Each Loan Party possesses or has the right to use all licenses, franchises, permits, registrations, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other forms of intellectual property material to the conduct of its business, each of which is in good standing in all material respects, and has the right to use such intellectual property without violation of any material rights of others with respect thereto;

(ii)	All Accelerize Intellectual Property is fully transferable, alienable, licensable, usable and disclosable by the Loan Parties without restriction and without payment of any kind to any third party;

(iii)	The Borrower is the sole and exclusive owners of the Accelerize Intellectual Property, free and clear of any Encumbrances save and except for Permitted Encumbrances;

(iv)

The Accelerize Intellectual Property includes all Intellectual Property Collateral that is used in or necessary to the conduct of the Accelerize Group Business as it currently is conducted by the Loan Parties, including the design, development, manufacture, use, marketing, distribution, licencing out and sale of Accelerize Property;

(v)

The operation of the Accelerize Group Business as it is currently conducted or is currently contemplated to be conducted by the Loan Parties, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, and licencing out of any Accelerize Product does not infringe, misappropriate, or otherwise violate any intellectual property rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Applicable Laws. The Loan Parties have not received notice from any Person claiming that such operation or any act, or any Accelerize Product infringes or misappropriates any intellectual property rights of any Person or constitutes unfair competition or a violation of any Applicable Laws. None of the Accelerize Intellectual Property has been adjudged invalid or unenforceable in whole or in part.

(o)

Insurance. The Loan Parties maintain insurance, including property, boiler and machinery, business interruption and liability insurance, in appropriate amounts and for appropriate risks as would be considered prudent for similar businesses. Attached hereto as Schedule 7.1(o) is a true and complete list of all insurance policies held by the Loan Parties.

(p)

Material Contracts. Schedule 7.1(p) attached hereto contains a true and complete list of all Material Contracts, including a description of the nature of each Material Contracts and complete copy of each Material Contracts has been delivered to the Lender. Each said Material Contracts is in full force and effect and. to the knowledge of the Borrower, none of the Loan Parties is in default under or in material breach of any of the terms or conditions contained therein.

(q)

Labour Agreements. Except as disclosed in Schedule 7.1(q) attached hereto there are no labour agreements in effect between the Loan Parties and any labour union or employee association and the Loan Parties are not under any obligation to assume any labour agreements to or conduct negotiations with any labour union or employee association with respect to any future agreements; and the Loan Parties are not aware of any current attempts to organize or establish any such labour union or employee association.

(r)

No Litigation. Except as disclosed in Schedule 7.1(r) attached hereto (which contains a description of all litigations affecting each Loan Party), there are no actions, suits, counterclaims or proceedings pending (including tax matters), or to the knowledge of the Borrower threatened, against any Loan Party in any court or before or by any federal, provincial, state, municipal or other Governmental Authority, in which the amount of damages claimed exceeds US $50,000, or the outcome of which reasonably could be expected to exceed US $50,000.

(s)	Pension Plans.

(i)

All employee and employer contributions under any Pension Plan operated by any Loan Party have been made and the fund or funds established under such plans are funded in accordance with applicable regulatory requirements and the rules of such plans and there exists no material going concern unfunded liabilities or solvency deficiencies thereunder;

(ii)	No Loan Party has any Pension Plan other than those listed on Schedule 7.1(s);

(iii)

No Loan Party has any Pension Plan which has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan;

(iv)	No Loan Party has withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal;

(v)	No Loan Party has any withdrawal liability, including contingent withdrawal liability, to any Pension Plan;

(vi)

No Loan Party has any material liability in respect of any Pension Plan other than for required insurance premiums or contributions or remittances which have been paid, contributed and remitted when due;

(vii)

No Loan Party is liable nor, to the best of the Borrower’s knowledge, alleged to be liable, to any employee or former employee, director or former director, officer or former officer resulting from any violation or alleged violation of any Pension Plan, any fiduciary duty, and law or agreement in relation to any Pension Plan and does not have any unfunded pension or like obligations (including any past service or experience deficiency funding liabilities), other than accrued obligations not yet due, for which they have made full provision in their books and records;

(viii)	All vacation pay, bonuses, salaries and wages, to the extent accruing due, of any Loan Party are properly reflected in each Loan Party’s books and records;

(ix)

Without limiting the foregoing, all Pension Plans of any Loan Party are duly registered where required by, and are in compliance and good standing in all material respects under, all Applicable Laws, acts, statutes, regulations, orders, directives and agreements;

(x)

Other than ordinary course claims for benefits under such plans, there are no outstanding or pending, or, to the Borrower’s knowledge, threatened investigations, claims, suits or proceedings in respect of any Loan Party’s Pension Plans (including to assert rights or claims to benefits or that could give rise to any material liability); and

(xi)	No Loan Party has made any promises of benefit improvements under any of its Pension Plans or benefit plans except where such improvements could not have a or benefit plan of any Loan Party.

(t)

Financial Statements. The most recent year-end Financial Statements and interim Financial Statements delivered to the Lender have been prepared in accordance with GAAP (except that in the case of the interim Financial Statements, subject to normal adjustments and the absence of footnotes) on a basis which is consistent with the previous fiscal period, and present fairly on a consolidated, or combined, as applicable, financial position:

(i)	their respective assets and liabilities (whether accrued, absolute, contingent or otherwise) and financial condition as at the dates therein specified;

(ii)	their respective sales, earnings, results of its operations and cash flows during the periods covered thereby; and

(iii)	in the case of the Year-end Financial Statements, their respective changes in financial position;

and the respective Loan Party has no material liabilities (whether accrued, absolute, contingent or otherwise) except as disclosed therein and liabilities incurred in the ordinary course of business which do not directly or indirectly pertain to financing activities; and since the dates of the said year-end Financial Statements and interim Financial Statements, as the case may be, no material liabilities have been incurred by the respective Loan Party except in the ordinary course of business.

(u)

Financial and Other Information. All financial and other information provided in writing by or in respect of the Loan Parties to the Lender was true, correct and complete in all material respects when provided. No information, exhibit, or report furnished by the Borrower to the Lender contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the circumstances in which it was made.

(v)

Taxes. Except as disclosed on Schedule 7.1(v), each Loan Party has duly and timely filed all tax returns and reports required to be filed by it, and has paid all taxes which are due and payable by it, except for any taxes which are being contested in good faith by appropriate proceedings and in respect of which reserves have been established as reasonably required by the Lender. Each Loan Party has also paid all other taxes, charges, penalties and interest due and payable under or in respect of all assessments and re-assessments of which it has received written notice, except to the extent that such assessments or re-assessments are being contested in good faith and in respect of which reserves have been established as reasonably required by the Lender.

(w)

Statutory Liens. Except as disclosed on Schedule 7.1(w), each Loan Party has remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, and employment insurance), goods and services tax and all other amounts which if not paid when due could result in the creation of a Statutory Lien against any of its property, except for Permitted Liens.

(x)	No Default, etc. No Default, Event of Default or Material Adverse Effect has occurred and is continuing.

(y)	Bank Accounts. Schedule 7.1(y) contains, as of the Closing Date, a complete and accurate list of all bank accounts maintained by each Loan Party.

(z)

Related Party Contracts. Schedule 7.1(z) contains a complete and accurate list and description of all Contracts and other transactions entered into by each Loan Party with any Related Party and all loans and advances owed by each Loan Party to any Related Party.

(aa)

Warrants and Warrant Securities. The Borrower is duly authorized to issue the Warrants and the Warrant Securities and, upon issuance, the Warrant Securities will be validly issued as fully paid non-assessable shares and will be free and clear of all pre-emptive rights, Encumbrances, adverse claims and demands whatsoever or any other restrictions on transfer other than as imposed by applicable securities laws.

(bb)

Proceeds of Advance. The proceeds of the Advance are not used or to be used to make any Distributions including any Distributions to shareholders or other Related Parties, except to repay Retiring Debt.

(cc)

Full Disclosure. All information furnished by or on behalf of the Borrower or any other Loan Party to the Lender for purposes of, or in connection with, this Agreement or any Credit Documents, or any other transaction contemplated by this Agreement, including any information furnished in the future, is or will be true and accurate in all material respects on the date as of which such information is dated or certified, and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of then current circumstances; provided that projections that have been or will be made available to the Lender by the Loan Party or any their representative have been or will be prepared in good faith based upon reasonable assumptions. There is no fact now known to the Loan Parties which has had, or could be expected to have, a Material Adverse Effect.

7.2	Additional Representations and Warrants re U.S. Loan Parties

The Loan Parties hereby jointly and severally represent and warrant to the Lender as follows, with respect to each U.S. Loan Party:

(a)

Margin Stock. No U.S. Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U (12 CFR Part 221), issued by the Board of Governors of the U.S. Federal Reserve System (“Margin Stock”), and no part of the proceeds of any Advance or any other extension of credit made hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(b)	Investment Company. No U.S. Loan Party is an “investment company” nor a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(c)

ERISA. Each Loan Party has met the minimum funding requirements of ERISA with respect to any employee benefit plan subject to ERISA. No event has occurred resulting from any Loan Party’s failure to comply with ERISA that is reasonably likely to result in any Loan Party incurring any liability that could reasonably be expected to have a Material Adverse Effect.

7.3	Survival of Representations and Warranties

The Loan Parties acknowledge that the Lender is relying upon the representations and warranties contained in this Article 7 in connection with the establishment and continuation of the Credit Facility. Notwithstanding any investigations which may be made by the Lender, the said representations and warranties shall survive the execution and delivery of this Agreement and shall be deemed to be repeated by the Loan Parties on each date when a Compliance Certificate is to be delivered hereunder, by reference to the facts and circumstances then existing.

Article 8
COVENANTS AND REPORTING REQUIREMENTS

8.1	Positive Covenants

During the term of this Agreement, the Borrower covenants and agrees with the Lender that each of the Borrower and the other Loan Parties shall:

(a)	Prompt Payment. Duly and punctually pay the Obligations due and payable by each of them at the times and places and in the manner required by the terms thereof.

(b)

Inspection. Promptly provide the Lender with all information reasonably requested by the Lender from time to time concerning the financial condition, business and Property of the Loan Parties and to discuss their financial condition with their respective Senior Officers and (in the presence of such of their representatives as they may designate) their auditors and upon the occurrence of an Event of Default permit representatives of the Lender to inspect any of the Property of the Loan Parties, and to examine and take extracts from their financial books, accounts and records, including but not limited to accounts and records stored in computer data banks and computer software systems, , the reasonable expense of such inspection upon the occurrence of an Event of Default which shall be paid by the Borrower.

(c)

Maintain Insurance. Maintain insurance on all the Property of the Loan Parties with financially sound and reputable insurance companies or associations in amounts and against risks as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties.

(d)

Preservation of Existence. Maintain and preserve the existence, organization and status of the Loan Parties in each jurisdiction of organization and in each other jurisdiction in which they carry on a business or own assets and make all corporate, partnership and other filings and registrations necessary in connection therewith, except when the absence of which would not reasonably be expected to result in a Material Adverse Effect.

(e)

Maintenance of Properties. Continue to carry on its business and maintain all of the Property of the Loan Parties in good repair and working condition, ordinary wear and tear excepted, and otherwise carry on and continuously conduct their business currently being conducted in an efficient, diligent and businesslike manner and in accordance with standard industry practices.

(f)

Compliance with Laws. Comply with Applicable Laws in all material respects and obtain and maintain all Permits necessary for the ownership of the Property of the Loan Parties and to the conduct of their business in each jurisdiction where the Loan Parties carry on business or own material Property, including but not limited to those issued or granted by Governmental Authorities.

(g)

Taxes. Duly file on a timely basis all tax returns required to be filed by them, and duly and punctually pay all business, goods and services, income, capital and/or profits taxes and other governmental charges levied or assessed against the Loan Parties or their Property.

(h)	Use of Advance. Use the proceeds of the Advances hereunder, only for the purposes set out in Section 2.3.

(i)

Subsidiaries. If required by the Lender pursuant to Section 5.1(c), cause each Subsidiary referred to therein to execute and deliver to the Lender the guarantee and security referred to therein, together with certified copies of the Subsidiary’s constating documents, bylaws and board of directors’ resolution authorizing the execution of such guarantee and security and a legal opinion of the relevant Subsidiary’s counsel as to the status of such Subsidiary, the due authorization and execution by it of such guarantee and security and the validity and enforceability thereof, the whole in form and substance acceptable to the Lender. Furthermore, the outstanding and issued Shares of such Subsidiaries shall be pledged to the Lender as security for the Obligations subject only to Permitted Encumbrances and ranking in priority only behind SaaS Debt Documents if SaaS requires a first priority Encumbrance over such Shares.

(j)

Security. Ensure that the Security granted by each of them to the Lender remains legal, valid, binding and enforceable, in accordance with its terms (subject to Applicable Laws affecting the rights of creditors generally and rules of equity of general application).

(k)

Registration of Security. Cooperate with the Lender to permit the Lender to forthwith register, file and record the Security (or notices, financing statements or other registrations in respect thereof) in all proper offices where such registration, filing or recording may be reasonably necessary or advantageous to perfect or protect the security interests constituted by the Security and maintain all such registrations in full force and effect.

(l)	Notice of Default. Promptly notify the Lender of any Event of Default, or any Default of which any of them becomes aware.

(m)

Default Under Other Funded Debt. Promptly notify the Lender of any material adverse change in or the occurrence of a default under the SaaS Debt Documents or any other Contract entered into by any of them with respect to Funded Debt.

(n)

Change of Control. Provide to the Lender at least thirty (30) days’ prior written notice of any transaction that will result in a Change of Control together with such particulars, details and documentation with respect thereto as the Lender may request.

(o)

Notice of Material Adverse Effect. Promptly notify the Lender on becoming aware of the occurrence of any litigation, arbitration or other proceeding against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect and from time to time provide the Lender with all reasonable information requested by the Lender concerning the status thereof.

(p)

Hazardous Materials. Promptly notify the Lender upon: learning of the existence of Hazardous Materials located on, above or below the surface of any land which it controls or contained in the soil or water constituting such land (except those Hazardous Materials being stored, used or otherwise handled in substantial compliance with applicable Requirements of Law); and the occurrence of any material reportable release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Materials that has occurred on or from such land.

(q)

Other Security. Provide the Lender with such other documents, opinions, consents, acknowledgements and agreements as are reasonably necessary to implement this Agreement and the Security from time to time.

(r)

USA Patriot Act. Provide the Lender promptly, and in any event within five (5) Business Days, after the written request by the Lender, all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(s)	Reserved.

(t)	ERISA Reporting. Each U.S. Loan Party shall:

(i)

promptly, and in any event, within 10 Business Days after any U.S. Loan Party or any of its ERISA Affiliates (A) is notified by the Internal Revenue Service of its liabilities for the tax imposed by Section 4971 of the Code for failure to make required contributions to a Pension Plan; (B) is notified by the Department of Labor or the Internal Revenue Service that it has or may have violated Section 4975 of the Code or Sections 404 or 406 of ERISA with respect to a Plan; (C) notifies PBGC of the termination of a Pension Plan, if there are or may not be sufficient assets to satisfy the plan’s benefit liabilities as required by Section 4041 of ERISA; (D) is notified by the PBGC of the institution of Pension Plan termination proceedings under Section 4042 of ERISA or that it has a material liability under Section 4063 of ERISA; or (E) is notified that it has withdrawal liability under Section 4202 of ERISA that is material or that a Multi employer Plan is in reorganization or is insolvent, provide copies to the Lender of the notice or other communication given or sent;

(ii)

promptly after the filing or receiving thereof, provide copies to the Lender of all reports and notices with respect to any “Reportable Event” as defined in Title IV of ERISA which any U.S. Loan Party files under ERISA with the PBGC; and

(iii)

provide immediate notice to the Lender of any failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that any U.S. Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any U.S. Loan Party or of any material liability, fine or penalty.

(u)	Registration of Intellectual Property Rights.

(i)

Each Loan Party shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, and the Canadian equivalents thereof, those registrable intellectual property rights now owned or hereafter developed or acquired by such Loan Party, to the extent that such Loan Party, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(ii)

Each Loan Party shall promptly give the Lender written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office or the Canadian equivalent thereof, including the date of such filing and the registration or application numbers, if any.

(iii)

Each Loan Party shall, upon filing any such applications or registrations, promptly provide the Lender with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by the Lender to be filed for the Lender to maintain the perfection and priority of the security in such intellectual property rights, and the date of such filing.

(iv)

Each Loan Party shall execute and deliver such additional instruments and documents from time to time as the Lender shall reasonably request to perfect and maintain the perfection and priority of the Security in the Intellectual Property Collateral.

(v)	Each Loan Party shall:

(A)	defend and maintain the validity and enforceability of the Intellectual Property Collateral;

(B)	use commercially reasonable efforts to detect infringements of the Intellectual Property Collateral and promptly advise the Lender in writing of material infringements detected; and

(C)	not allow any material Intellectual Property Collateral to be abandoned, forfeited or dedicated to the public without the express prior written consent of the Lender.

(vi)

The Lender may audit Loan Parties’ Intellectual Property Collateral to confirm compliance with this Section 8.1(t) provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. The Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that a Loan Party is required under Sections 8.1(tu)(iii) and 8.1(u)(iv) to take but which such Loan Party fails to take, after 15 days’ notice to such Loan Party. The Borrower shall reimburse and indemnify the Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 8.1(t).

8.2	Reporting Requirements

During the term of this Agreement the Borrower shall provide to the Lender:

(a)	Monthly Statements. Within fifteen (15) days of the end of each calendar month:

(i)	internally prepared consolidated Financial Statements as of the end of such calendar month;

(ii)	update three statement Financial Model including current calendar month and immediately preceding twelve (12) calendar months;

(iii)	comparison of results against annual budget and forecast;

(iv)	a completed and executed Compliance Certificate.

(b)	Quarterly Reporting. Within:

(i)

Forty-five (45) days of the end of each Fiscal Quarter, quarterly reviewed consolidated Financial Statements of the Borrower prepared in accordance with GAAP (including income statement, balance sheet and cash flow); and

(ii)	Forty-five (45) days of the end of each Fiscal Quarter in respect of the Loan Parties an aged listing of accounts receivable and aged listing of accounts payable and cash collection cycle calculation.

(c)

Annual Audited Statements. Within one hundred and twenty (120) days of the end of each Fiscal Year, annual audited consolidated Financial Statements for the Borrower (including income statement, balance sheet and statement of cash flow).

(d)

Litigation and Material Changes. Promptly after the Borrower becomes aware of the same, a summary of any litigation (pending, threatened or otherwise) or other proceedings against the Borrower or any other Loan Party before any court, tribunal or administrative agency if the amount of damages claimed exceeds US $200,000, or the outcome reasonably could be expected to exceed US $200,000.

(e)

Cash Transfers. The Borrower shall promptly provide the Lender with written notice of any transfers of cash or cash equivalents in excess of US $300,000 in any given month (whether by way of single transfer or successive transfers) between Loan Parties.

(f)

Other Information. The Borrower shall promptly provide the Lender with such other information as the Lender may reasonably request respecting the Loan Parties from time to time; and access to the Loan Parties’ senior management as may be reasonably requested by the Lender from time to time to discuss financial matters and performance including reports on revenue mix details, material contracts being renewed or expiring, periodic operating reviews and other matters.

(g)	Within 15 days of the end of each calendar month a completed MRR Reconciliation Report in a form consistent with Schedule II to the Compliance Certificate in the SaaS Credit Agreement.

Upon the occurrence of an Event of Default, the Loan Parties will provide any of the above information at all such times as Lender may request and as frequently as reasonably requested by Lender.

8.3	Negative Covenants

During the term of this Agreement, the Borrower covenants and agrees with the Lender that without the express prior written consent of the Lender, the Borrower and the other Loan Parties shall not:

(a)

Change of Business. Make any change in the nature of the business and operations of, or conduct any business or operations which are materially different from those conducted by them on the date hereof, or operate its business in a manner that could reasonably be expected to have a Material Adverse Effect.

(b)

Share Capital Structure. Make any change to their share capital structure or engage in any capital reorganization, except for an increase in the number of authorized shares of common stock of the Borrower or a stock split that effects all holders of common stock of the Borrower proportionally, or permit any Subsidiary of the Borrower to issue any Shares, options or securities convertible to Shares that could reasonably be expected to adversely affect the Warrants.

(c)

Corporate Reorganization and Joint Ventures. Make any amendment to its Constating Documents, except for an amendment that affects an increase in the number of authorized shares of common stock of the Borrower or a stock split that effects all holders of common stock of the Borrower proportionally,consolidate, amalgamate or merge with any other Person, enter into any joint venture, partnership, corporate reorganization or other transaction intended to effect a consolidation, amalgamation or merger or liquidate, wind up or dissolve itself, or permit any liquidation, winding up or dissolution; provided, that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

(d)	Validity of Security. Do or permit anything to adversely affect the ranking or validity of the Security except by incurring a Permitted Encumbrance.

(e)

Change of Name. Change their name, without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender may, in its discretion reasonably request to permit the Lender to maintain the perfection of the Security with respect to the change in name.

(f)

Chief Executive Office. Permit the location of its chief executive office to be moved to another jurisdiction except the Province of British Columbia without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender may, in its discretion, reasonably request to permit the Lender to maintain the perfection of the Security with respect to the change in location.

(g)	Funded Debt. Create, incur, assume or permit any Funded Debt to remain outstanding, other than Permitted Funded Debt, without Lender’s prior written consent.

(h)	Guarantees and Financial Assistance. Provide any Guarantee, loans or other financial assistance to any Person, other than Guarantees in respect of Funded Debt permitted pursuant to Section 8.3(f).

(i)	Subsidiaries. Incorporate, create or acquire any Subsidiary.

(j)	Acquisitions and Investments. Make any Acquisition or other Investment except for:

(i)	Permitted Intercompany Loans; and

(ii)	Investments in cash and Cash Equivalents.

(k)	Encumbrances. Create, incur, assume or permit to exist any Encumbrance upon any of their Property, except Permitted Encumbrances.

(l)

Asset Disposition. Sell, lease, license, assign, transfer, convey or otherwise dispose of any of their Property (including, without limitation, Intellectual Property Collateral), other than the transfer of: (i) inventory in the ordinary course of business; (ii) worn-out or obsolete equipment; (iii) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (iv) of cash or cash equivalents in the ordinary course of business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Credit Documents and that is consistent with past practices.

(m)

Location of Tangible Personal Property. Permit any of their tangible personal Property to be located in any jurisdiction in which the Lender has not registered or perfected the Encumbrances constituted by the Security, without providing the Lender with at least twenty (20) days’ prior written notice of the intention to locate such personal Property in any such other jurisdiction.

(n)

Related Party Transactions. Enter into any material transaction with any Related Party other than that which has been disclosed in writing to the Lender pursuant to Schedule 7.1(z) and approved in writing by the Lender prior to the Closing Date, nor materially amend or modify any such business, Contract or transaction between any Loan Party and any Related Party.

(o)

Distributions. Make any Distributions, including without limitation repurchases or redemptions of shares, provided that the Borrower may make Permitted Distributions so long as no Default or Event of Default shall have occurred and be continuing or would result, or could reasonably be expected to result after such Permitted Distributions (including any non-compliance with the financial covenants set forth in Section 8.4). Notwithstanding the foregoing, Permitted Distributions to Persons who (i) are currently members of the Board of Directors of the Borrower (other than the Chairman and Chief Executive Officer) shall not be increased by more than 3% individually in any Fiscal Year without the express prior written consent of the Lender or (ii) currently hold the offices of Chairman and Chief Executive Officer of the Borrower, for so long as such Persons are employed by or hold office in any capacity at the Company (including a directorship), shall not be increased by more than 3% individually by way of salary in any Fiscal Year and shall not be exceed $100,000 by way of bonus individually in any Fiscal Year, in each of the foregoing cases without the express prior written consent of the Lender.

(p)

Unrelated Businesses. Engage directly or indirectly in any other business activity or acquire assets unrelated or unnecessary to the business of the Loan Parties, as conducted by them on the date hereof.

(q)	Funded Debt Documents. Amend the terms and conditions of any of the Funded Debt Documents in any material respect.

(r)

Subordinated Obligations. Make any payment in respect of any Subordinated Obligations (whether by way of interest, principal, fees or otherwise), except that existing debt may be repaid from proceeds at closing.

(s)

Capital Expenditures. Make, expend or become obligated for any Capital Expenditure in an aggregate amount exceeding on a consolidated basis for the Borrower and its Subsidiaries, US $50,000 during any Fiscal Year.

(t)

Asset and Cash Limits on Subsidiaries. The value of assets (fair market value or book value) of each Subsidiary of the Borrower, the amount of Cash and Cash Equivalents held by each Subsidiary of the Borrower, and the amount of monthly transfers of Cash and Cash Equivalents by the Borrower and its Subsidiaries to each Subsidiary shall not at any time exceed the following amounts:

Asset Cap	Cash Cap	Monthly Cash Transfers
On the last day of each month, US $ 500,000	On the last day of each month, US $300,000	US $300,000

(u)

Listing. Except for listings on the NYSE, AMEX, TSX, NASDAQ, and the LSE, including subsidiary or related exchanges, make a listing or change its listing on any stock exchange or dealer network on which its Shares are listed or traded.

(v)

Investor Relations Expenditures. Make, expend or become obligated for any expenditures in respect of investor relations in an aggregate amount exceeding on a consolidated basis for the Borrower and its Subsidiaries, US $350,000 during any Fiscal Year.

8.4	Financial Covenants

The Borrower covenant and agree with the Lender that, until all Obligations have been paid and/or satisfied in full, the Borrower shall:

(a)

Minimum Adjusted EBITDA. Not suffer or permit its average Adjusted EBITDA per month for any three (3) consecutive calendar months, with each such month’s Adjusted EBITDA to be calculated as of the last day of such month, to exceed the amounts set forth below for such periods (numbers in parentheses are negative):

Period	Minimum Adjusted EBITDA
November 1, 2017 to December 31, 2017	($150,000)
January 1, 2018 through June 30, 2018	($175,000)
July 1, 2018 through December 31, 2018	($100,000)
January 1, 2019 and at all times thereafter	$0

For purposes of determining Minimum Adjusted EBITDA for the period from January 1, 2018 through June 30, 2018, one-time legal, consulting, and out of pocket expenses relating to this Agreement and the concurrent Amendment to the SaaS Credit Agreement will be excluded from the calculation of Adjusted EBITDA.

(b)

Revenue Renewal Rate. The Borrower shall not permit its average Revenue Renewal Rate per month for any three (3) consecutive calendar months, with each such month’s Revenue Renewal Rate calculated at the end of such month within the Term, to be less than eighty percent (80%).

(c)

Minimum Liquidity.  Beginning on January 31, 2018, and at all times thereafter, Borrower shall not suffer or permit its cash balance as set forth on its month-end balance sheet under the line item “Cash” to be less than $600,000, tested as of the last day of each calendar month.

(d)	Total Debt to MRR. Maintain Total Debt to MRR calculated on a consolidated basis for the Loan Parties of not more than:

(i)	6.50:1.00 from the Closing Date to June 30, 2018; and

(ii)	6.00:1.00 from July 1, 2018 and for each calendar month thereafter;

(e)

Minimum Gross Margins. Maintain minimum Gross Margins calculated on a consolidated basis for the Loan Parties of at least the following amounts measured at the end of each calendar month commencing January 31, 2018 for the six month fiscal period comprised of such calendar month and the immediately preceding five calendar months:

(i)	US $5,850,000 from the Closing Date to June 30, 2018;

(ii)	US $6,300,000 from July 1, 2018 to December 31, 2018;

(iii)	US $6,750,000 from January 1, 2019 to December 31, 2019; and

(iv)	US $7,650,000 from January 1, 2020 and for each calendar month thereafter.

8.5	Board of Directors – Lender Representation

The Lender shall, so long as the Credit Facility remains outstanding, be entitled to have one individual who is reasonably acceptable to the Borrower serve as a representative (the “Lender Representative”) to attend and participate (but not vote) at meetings (in person and teleconference) of the Board of Directors for the Borrower and any committee thereof including any advisory committee, which is formally constituted by the Board of Directors for the Borrower (each, a “Committee”) and convened or called at any time hereafter. If the Board of Directors or any Committee determines in good faith that the exclusion of the Lender Representative from any meeting or portion thereof or the withholding of any information or materials from the Lender Representative is reasonably necessary to (i) in the good-faith advice of legal counsel, preserve the attorney-client privilege of the Loan Parties with respect to a matter that, if disclosed to the Lender Representative, would jeopardize a Loan Party’s claim of privilege with respect to such matter, or (ii) avoid a conflict of interest, then the Borrower will have the right to exclude the Lender Representative from those portions of any such meeting or withhold those portions of information or materials from the Lender Representative; provided, however, that in any event, the Lender Representative shall receive notice of (A) the occurrence of such meeting at the same time as the Board of Directors of Borrower and (B) the exclusion of such materials (but not the substance thereof). The Lender Representative shall be sent notices of meetings of the Board of Directors of the Borrower and the Committees and provided with copies of all other materials provided to the Board of Directors and the Committees including material relating to financial performance review, business proposals and budgets of the Borrower, at the same time as such documents are sent to the Board of Directors and members of the Committees. The Lender Representative shall also receive copies of minutes of all meetings of the Board of Directors of the Borrower and the Committees and of all resolutions passed by the Board of Directors and the Director Committees promptly following such meetings being held or resolutions being passed, as the case may be. The Lender Representative shall not be entitled to receive director fees or other additional compensation unless otherwise agreed to by the Borrower (e.g. for special projects or initiatives) nor shall the Lender Representative be reimbursed by the Borrower for any out of pocket, travel and accommodation and subsistence expenses incurred in connection with attending any meeting of the Board of Directors of the Borrower and the Director Committees. At the request of the Borrower, the Lender Representative shall execute a confidentiality agreement in a form reasonably acceptable to the Company.

Article 9
DEFAULT

9.1	Events of Default

Each of the following events shall constitute an Event of Default:

(a)	Default in Payment. Default in payment of:

(i)

any principal, interest or fees payable by the Borrower to the Lender and failure to cure such default within five (5) Business Days following receipt by the Borrower of written notice of such default from the Lender; or

(ii)

any other amounts (other than principal, interest or fees) payable by the Borrower to the Lender and failure to cure such default within five (5) Business Days following the date upon which such payment was due; or

(b)

Negative and Financial Covenants. Default under any of the negative covenants, financial covenants or other covenants set forth in Sections 8.3, 8.4 and 8.5 hereof and if the matter is capable of being remedied the same shall be continued unremedied for more than ten (10) days after the earlier of a Senior Officer of the Borrower having actual knowledge of such default, or the Borrower receiving written notice from the Lender of such default; or

(c)

Other Covenants. Any one or more of the Loan Parties or any other Person party to any Credit Document does not observe or perform any other covenant or obligation contained herein or in any other Credit Document to which it is a party in any respect (not otherwise specifically dealt with in this Section 9.1) and such breach or omission shall continue unremedied for more than fifteen (15) Business Days after the Borrower receiving written notice from the Lender of such breach or omission; or

(d)

Misrepresentation. Any Loan Party or any other Person party to any Credit Document makes any representation or warranty under any of the Credit Documents to which it is a party which is incorrect or incomplete in any material respect when made or deemed to be made and:

(i)	the incorrect or incomplete representation or warranty is not capable of being remedied; or

(ii)

if the matter is capable of being remedied the same shall be continued unremedied for more than five (5) Business Days after the earlier of a Senior Officer of the Borrower having actual knowledge of such default, or the Borrower receiving written notice from the Lender of such default; or

(e)	Insolvency Events. The Borrower or any Subsidiary which has provided a guarantee and security in respect of the Obligations shall:

(i)	become insolvent, or generally not pay its debts or meet its liabilities (other than the Obligations) as the same become due;

(ii)

make an assignment of its Property for the general benefit of its creditors whether or not under the Bankruptcy and Insolvency Act (Canada) or the United States Bankruptcy Code, or make a proposal (or file a notice of its intention to do so) whether or not under such Act or Code;

(iii)

institute any Insolvency Proceeding or other proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding up, reorganization, administration, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any other statute, rule or regulation relating to bankruptcy, winding up, insolvency, reorganization, administration, plans of arrangement, relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), any applicable Business Corporations Act or Company Act) or the United States Bankruptcy Code;

(iv)

apply for the appointment of, or the taking of possession by, a receiver, interim receiver, administrative receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its Property; or

(v)	take any overt action to approve, consent to or authorize any of the actions described in this Section 9.1(e) or in Section 9.1(f) below; or

(f)

Third Party Proceedings. If any petition shall be filed, application made or other proceeding instituted by a third party against or in respect of any one or more of the Loan Parties or any other Person party to any Credit Document:

(i)	seeking to adjudicate it an insolvent, or seeking a declaration that an act of bankruptcy has occurred;

(ii)	seeking a receiving order against it including under the Bankruptcy and Insolvency Act (Canada);

(iii)

seeking liquidation, dissolution, winding up, reorganization, administration, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, winding up, insolvency, reorganization, administration, plans of arrangement, relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), any applicable Business Corporations Act or Company Act) and the United States Bankruptcy Code; or

(iv)

seeking the entry of an order for relief or the appointment of a receiver, interim receiver, administrative receiver, receiver/manager, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its Property, unless:

(v)

such Person is diligently defending such petition, application or proceeding in good faith and on reasonable grounds as determined by the Lender acting reasonably and the same shall continue undismissed, unstayed and in effect, for any period of thirty (30) consecutive days; and

(vi)

such petition, application or proceeding does not in the reasonable opinion of the Lender materially adversely affect the ability of such Person to carry on its business and to perform and satisfy all of its obligations; or

(g)

Execution Attachment. If Property of the Borrower or a Subsidiary having a fair market value in excess of US $150,000 shall be seized (including by way of execution, attachment, garnishment or distraint) or any Encumbrance thereon shall be enforced, or such Property shall become subject to any receivership, or any charging order or equitable execution of a court, or any writ of enforcement, writ of execution or distress warrant with respect to obligations in excess of US $150,000 shall exist in respect of the Borrower or a Subsidiary or such Property, or any receiver, sheriff, civil enforcement agent or other Person shall become lawfully entitled to seize or distrain upon any such Property and in any case such seizure, execution, attachment, garnishment, distraint, receivership, charging order or equitable execution, or other seizure or right, shall continue in effect and not released or discharged for more than ten (10) Business Days; or

(h)

Judgment and Orders. If one or more judgments or orders for the payment of money in the aggregate in excess of US $250,000 from time to time, and not substantially covered by insurance, shall be rendered by a court or arbitration body of competent jurisdiction against the Borrower or a Subsidiary and such party shall not have:

(i)	provided for its discharge in accordance with its terms within ten (10) Business Days from the date of entry thereof; or

(ii)	procured a stay of execution thereof within thirty (30) days from the date of entry thereof and within such period,

or such longer period during which execution of such judgment shall have been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal; or

(i)

Validity. If any material provision of any Credit Document shall at any time cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by any one or more of the Loan Parties or any other Person party to a Credit Document; or

(j)

Material Adverse Effect. There is in the opinion of the Lender, an event or circumstance which would reasonably be expected to have a Material Adverse Effect that is not cured within fifteen (15) days after Borrower receives written notice from Lender of or has knowledge of such event or circumstance; or

(k)

Cross Default. If (i) any Loan Party shall fail to pay any principal as and when due and payable under the SaaS Credit Agreement in an aggregate amount in excess of $100,000, and such failure shall continue for a period of longer than 15 days, (ii) any Loan Party shall default (subject to any applicable grace period) under any financial covenant under the SaaS Credit Agreement, (iii) SaaS shall charge interest at a default rate under the SaaS Credit Agreement for a period of longer than 60 days following a default under the SaaS Credit Agreement, (iv) if any Loan Party shall default (subject to any applicable grace period) under any term of the SaaS Credit Agreement (other than a default referred to in clause (i), (ii) or (iii) above) and SaaS has declared the obligations thereunder to be due and payable prior to their express maturity or such obligation shall have been automatically accelerated, or (v) any Loan Party shall default under the terms of any lease; or

(l)	Change of Control. If there occurs a Change of Control in respect of any Loan Party;

(m)

Undisclosed Shareholdings. If Brian Ross or Damon Stein, while employed by Company or a director thereof (for purposes of this Section 9.1(m) only, each a “Key Executive”) fail to promptly disclose in writing to the Lender particulars of any material change in registered or beneficial ownership of Shares by an Executive Related Party. For purposes of this Section 9.1(m) and Section 9.1(n) only, “Executive Related Party” means, a spouse of a Key Executive, a child of a Key Executive, and following any transfer of Shares by Brian Ross or Damon Stein after the date of this Agreement to any of the following, includes a parent of a Key Executive or a parent of a spouse of a Key Executive, and any company or entity Controlled directly or indirectly by any one or more of any such Persons, and any other Person or Persons (other than individuals) related to or not at Arm’s Length with any such Persons.

(n)

Minimum Shareholdings. If, other than in consequence of a division of family property in matrimonial proceedings or following a voluntary or involuntary departure from management of or employment by the Borrower (including directorship), Brian Ross or Damon Stein individually or Brian Ross and Damon Stein collectively, in each case counting disclosed Shares held by their Executive Related Parties, if any, fails to hold at least 50% of the Shares of the Company such Person holds as of the date hereof (as adjusted for any reorganization, consolidation, merger , plan, arrangement, stock dividend or distribution or subdivision or consolidation).

9.2	Remedies

Upon the occurrence of an Event of Default which is continuing, all Obligations (including, if applicable, the Make Whole Fee) shall at the option of the Lender be accelerated and become immediately due and payable (except in the case of an Event of Default referred to in Sections 9.1(e) and 9.1(f) in which case the Obligations (including, if applicable, the Make Whole Fee) shall be automatically accelerated and immediately due and payable) and the Security shall become immediately enforceable and the Lender may take such action or proceedings as the Lender in its sole discretion deem expedient to enforce the same, all without any additional notice, presentment, demand, protest or other formality, all of which are hereby expressly waived by the Loan Parties.

9.3	Saving

The Lender shall not be under any obligation to the Loan Parties or any other Person to realize any Collateral or enforce the Security or any part thereof or to allow any Collateral to be sold, dealt with or otherwise disposed of. The Lender shall not be responsible or liable to the Loan Parties or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce any Collateral or any part thereof or the failure to allow any collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, other than any such loss or damage resulting from the gross negligence or wilful misconduct of the Lender.

9.4	Perform Obligations

If any one or more of the Loan Parties has failed to perform any of its covenants or agreements in the Credit Documents within the applicable cure period, the Lender may, but shall be under no obligation to perform any such covenants or agreements in any manner deemed fit by the Lender without thereby waiving any rights to enforce the Credit Documents. The reasonable expenses (including any legal costs) paid by the Lender in respect of the foregoing shall be added to and become part of the Obligations and shall be secured by the Security.

9.5	Third Parties

No Person dealing with the Lender or any agent of the Lender shall be concerned to inquire whether the Security has become enforceable, or whether the powers which the Lender is purporting to exercise have been exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such Security or any part thereof.

9.6	Remedies Cumulative

The rights and remedies of the Lender under the Credit Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lender shall be deemed not to be a waiver of any subsequent default.

9.7	Set Off or Compensation

In addition to and not in limitation of any rights now or hereafter granted under applicable law, the Lender may at any time and from time to time after the occurrence of an Event of Default which is continuing without notice to the Loan Parties or any other Person, any notice being expressly waived by the Loan Parties, set off, combine accounts and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness at any time owing by the Lender to or for the credit of or the account of the Loan Parties, against and on account of the Obligations notwithstanding that any of them are contingent or unmatured. When applying a deposit or other amount owing to the Lender in a currency that is different than the currency of the Obligations, the Lender will convert the deposit or other amount using the Exchange Rate in effect at the time of such conversion.

9.8	Judgment Currency

If for the purposes of obtaining judgment against the Borrower in any court in any jurisdiction with respect to this Agreement, it becomes necessary for the Lender to convert into the currency, except for U.S. Dollars, of such jurisdiction (in this section called the “Judgment Currency”) any amount due to the Lender by the Borrower hereunder in any currency other than the Judgment Currency, the conversion shall be made at the Exchange Rate prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the Exchange Rate prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due by the Borrower under this section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

Article 10
MISCELLANEOUS PROVISIONS

10.1	Headings and Table of Contents

The headings of the Articles and Sections and the Table of Contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

10.2	Accounting Terms

Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under GAAP.

10.3	Capitalized Terms

All capitalized terms used in any of the Credit Documents (other than this Agreement) which are defined in this Agreement shall have the meaning defined herein unless otherwise defined in the other document.

10.4	Severability

If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.5	Number and Gender

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa, words importing any gender include all genders and references to agreements and other contractual instruments shall be deemed to include all present or future amendments, supplements, restatements or replacements thereof or thereto.

10.6	Amendment, Supplement or Waiver

No amendment, supplement or waiver of any provision of the Credit Documents, nor any consent to any departure by the Loan Parties therefrom, shall in any event be effective unless it is in writing, makes express reference to the provision affected thereby and is signed by the Lender (and the Loan Parties in the case of an amendment or supplement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver or act or omission of the Lender shall extend to or be taken in any manner whatsoever to affect any subsequent breach by the Loan Parties of any provision of the Credit Documents or the rights resulting therefrom.

10.7	Governing Law

Each of the Credit Documents (other than the pledge and security agreement, patent security agreement and trademark security agreement referred to in Section 5.1(b)) shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia. The pledge and security agreement, patent security agreement and trademark security agreement each referred to in Section 5.1(b) shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the State of California. Each party to this Agreement hereby irrevocably and unconditionally attorns to the non-exclusive jurisdiction of the courts of British Columbia and California and all courts competent to hear appeals therefrom.

10.8	This Agreement to Govern

In the event of any conflict between the terms of this Agreement and the terms of any other Credit Document, the provisions of this Agreement shall govern to the extent necessary to remove the conflict. Provided however, a conflict or inconsistency shall not be deemed to occur if one Credit Document provides for a matter and another Credit Document does not.

10.9	Permitted Encumbrances

The designation of an Encumbrance as a Permitted Encumbrance is not, and shall not be deemed to be, an acknowledgment by the Lender that the Encumbrance shall have priority over the Security.

10.10	Currency

All payments made hereunder shall be made in the currency in respect of which the obligation requiring such payment arose. Unless the context otherwise requires, all amounts expressed in this Agreement in terms of money shall refer to U.S. Dollars.

10.11	Expenses and Indemnity

10.11.1    All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Lender by any Loan Party under this Agreement shall be supplied without cost to the Lender. The Borrower shall pay on demand all out of pocket costs and reasonable expenses of the Lender (including, without limitation, long distance telephone and courier charges and the reasonable fees and expenses of counsel and professional advisors or consultants for the Lender), incurred in connection with: the preparation, execution, delivery, administration, periodic review, modification or amendment of the Credit Documents; any enforcement of the Credit Documents; obtaining advice as to its rights and responsibilities in connection with the Credit Facility and the Credit Documents; reviewing, inspecting and appraising the collateral that is the subject of the Security in connection with the enforcement of its rights under the Security; any syndication of the Credit Facility; and any other matters relating to the Credit Facility. Such costs and expenses shall be payable whether or not an Advance is made under this Agreement.

10.11.2    The Loan Parties agree on demand to jointly and severally indemnify the Lender against any liability, obligation, loss or expense which it may sustain or incur as a consequence of: any representation or warranty made by the any one or more of the Loan Parties which was incorrect at the time it was made or deemed to have been made; a default by the Loan Parties in the payment of any sum due from it, including, but not limited to, all sums (whether in respect of principal, interest or any other amount) paid or payable to lenders of funds borrowed by the Lender in order to fund the amount of any such unpaid amount to the extent the Lender are not reimbursed pursuant to any other provisions of this Agreement; the failure of the Borrower to complete an Advance or make any payment after notice therefore has been given under this Agreement; and any other default by the Loan Parties under any Credit Document. A certificate of the Lender as to the amount of any such loss or expense shall be conclusive evidence as to the amount thereof, in the absence of manifest error.

10.11.3    In addition, the Loan Parties agree on demand to jointly and severally indemnify the Lender and its directors, officers, employees and representatives (the “Indemnified Parties”) from and against any and all actions, proceedings, claims, losses, damages, liabilities, expenses and obligations of any kind that may be incurred by or asserted against any of them as a result of or in connection with the making of an Advance hereunder and the Lender taking, holding and enforcing the Security, other than arising from the gross negligence or willful misconduct of the Indemnified Party. Whenever any such claim shall arise, the Indemnified Party shall with a reasonable period of time notify the Borrower of the claim and, when known, the facts constituting the basis for such claim, and if known, the amount or an estimate of the amount of the claim. The failure of an Indemnified Party to give notice of a claim promptly shall not adversely affect the Indemnified Party’s rights to indemnity hereunder unless such failure adversely effects the Borrower’s position in respect of such claim.

10.11.4    The Agreements in this Section 10.11 shall survive the termination of this Agreement and repayment of the Obligations.

10.12	Manner of Payment and Taxes

10.12.1    All payments to be made by the Loan Parties pursuant to the Credit Documents are to be made without set off, compensation or counterclaim, free and clear of and without deduction for or on account of any Tax, including but not limited to withholding taxes, except for Taxes on the overall net income of the Lender (such taxes applicable to the overall net income of the Lender are herein referred to as “Excluded Taxes”). If any Tax, other than Excluded Taxes, is deducted or withheld from any payments under the Credit Documents the Loan Parties shall promptly remit to the Lender in the currency in which such payment was made, the equivalent of the amount of Tax so deducted or withheld together with the relevant receipt addressed to the Lender. If the Loan Parties are prevented by operation of law or otherwise from paying, causing to be paid or remitting such Tax, the interest or other amount payable under the Credit Documents will be increased to such rates as are necessary to yield and remit to the Lender the principal sum advanced or made available together with interest at the rates specified in the Credit Documents after provision for payment of such Tax. If following the making of any payment by the Loan Parties under this Section 10.12, a Lender is granted a credit against or refund in respect of any Tax payable by it in respect of such Taxes to which such payment by the Loan Parties relates that such Lender would not have received had the Borrower not made the payment, such Lender shall (subject to the Borrower having paid the relevant amount) to the extent that it is satisfied that it can do so without prejudice to the retention of the amount of such credit or refund, reimburse the Loan Parties such amount as such Lender shall certify to be the proportion of such credit or refund as will leave such Lender, after such reimbursement in no worse or better position than it would have been in if the relevant Taxes had not been imposed, or the relevant Taxes had not been deducted or withheld in respect of the payment by the Borrower as aforesaid. Each Lender shall, at the Borrower’s request and cost, file such documentation and do such commercially reasonably things as may be necessary to obtain such credit or refund, but each Lender shall not be obligated to disclose any information to the Borrower or any other Person concerning its income or taxes that is not otherwise publicly available.

10.12.2    If any Loan Parties make any payment under this Section 10.12 for the account of any Lender, such Lender shall take reasonable steps to minimize the net amount payable by such Loan Party under this Section 10.12, but the Lender shall not be obliged to disclose any information to the Loan Parties concerning its income or taxes that is not otherwise publicly available.

10.13	Address for Notice

Notice to be given under the Credit Documents shall, except as otherwise specifically provided, be in writing (including email) addressed to the party for whom it is intended and, unless the law deems a particular notice to be received earlier, a notice shall not be deemed received until actual receipt by the other party of an original of such notice or email thereof if sent by email. The addresses (including email addresses) of the parties hereto for the purposes hereof shall be the addresses specified beside their respective signatures to this Agreement, or such other mailing or email addresses as each party from to time may notify the other as aforesaid.

10.14	Time of the Essence

Time shall be of the essence in this Agreement.

10.15	Further Assurances

The Borrower shall, at the request of the Lender do all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Lender, be necessary or desirable in order to fully perform and carry out the purpose and intent of the Credit Documents.

10.16	Term of Agreement

Except as otherwise provided herein, this Agreement shall remain in full force and effect until the payment and performance in full of all of the Obligations and the termination of this Agreement.

10.17	Payments on Business Day

Whenever any payment or performance under the Credit Documents would otherwise be due on a day other than a Business Day, such payment shall be made on the following Business Day, provided that interest and fees (as applicable) shall continue to accrue and be payable until the applicable payment or performance has been completed.

10.18	Interest Act Equivalent

In this Agreement, each rate of interest which is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

10.19	Successors and Assigns

The Credit Documents shall be binding upon and enure to the benefit of the parties thereto and their heirs, estate trustees, personal and legal representatives, successors and assigns, except that the Loan Parties shall not assign any rights or obligations with respect to this Agreement or any of the other Credit Documents without the express prior written consent of the Lender in their sole discretion. The collective rights and obligations of the Lender under this Agreement, the Security, the Credit Facility and the Warrants are assignable, including by way of participation, in whole or in part to any Person that is an Affiliate of a Lender, or any other Person that is approved by the Borrower such approval not to be unreasonably withheld or delayed, provided further that the assignee assumes in writing the Lender’s obligations to the extent of such assignment. Notwithstanding the foregoing, upon the occurrence or during the continuance of an Event of Default, the Lender may assign its rights and obligations under this Agreement, the Security, the Credit Facility and the Warrants to any Person without the consent of the Borrower.

10.20	Advertisement

The Loan Parties authorize and consent to the reproduction, disclosure and use by the Lender of the names of the Loan Parties and any identifying logos) and the transaction(s) herein contemplated (including, without limitation, the Credit and the Transactions) (all such information being called the “Information”) to enable the Lender to publish promotional “tombstones” and other forms of notices of the Credit in any manner and in any media (including, without limitation, brochures) provided that the form of such “tombstones” and other notices shall be subject to the prior approval of the Borrower, acting reasonably. The Borrower acknowledges and agrees that:

(a)	no compensation will be payable by the Lender resulting therefrom; and

(b)

the Lender shall have no liability whatsoever to the Loan Parties or any of their respective employees, officers, directors, shareholders or Affiliates in obtaining and using the Information in accordance with this Section 10.20.

10.21	Interest on Arrears

Any Obligation, including interest, shall, if not paid when due, bear interest at the rate per annum equivalent to the highest rate applicable to the principal amount of the Obligations, and all such interest shall be compounded monthly until paid.

10.22	Non-Merger

The Loan Parties covenant and agree with the Lender that, in the case of any judicial or other proceeding to enforce the rights and remedies of the Lender under the Credit Documents (or any part thereof), judgment may be rendered against the Loan Parties in favour of the Lender, for any amount owing by it under the Credit Documents (or for which the Loan Parties may be liable thereunder after the application to the payment thereof of the proceeds of any sale of any of the property, assets or undertaking of the Loan Parties).

10.23	Anti Money Laundering Legislation

The Loan Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti money laundering, anti terrorist financing, government sanction and “know your client” Applicable Laws (collectively, including any guidelines or orders thereunder, the “AML Legislation”), the Lender may be required to obtain, verify and record information regarding the Loan Parties and their Subsidiaries (or any of them), their respective directors and signing officers and the transactions contemplated herein. The Loan Parties shall promptly:

(a)

provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lender, or any prospective assignee of the Lender, in order to comply with any AML Legislation, whether now or hereafter in existence; and

(b)	notify the Lender of such information of any changes thereto.

The Loan Parties acknowledge and agree that the Credit Facility is for the use by the Borrower and will be used by the Borrower only for the purposes set out herein.

10.24	Counterparts and Electronic Copies

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purposes of this Section 10.24, the delivery of a facsimile or electronic copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile or electronic copy.

10.25	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto concerning the matters addressed in this Agreement, and cancel and supersede any prior agreements, undertakings, declarations or representations, written or verbal, in respect thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

20411 SW Birch St. Suite 250		ACCELERIZE INC.
Newport Beach CA 92660

Attention:	Brian Ross	Per: /s/ Brian Ross
Email:	brian@accelerize.com	Authorized Signatory

with a copy to:

Attention:	Damon Stein
Email:	damon@getCAKE.com

Fourth Floor 76-78 Charlotte Street		Cake Marketing UK Ltd.
London W1T 4QS

Attention:	Brian Ross	Per: /s/ Brian Ross
Email:	brian@accelerize.com	Authorized Signatory

with a copy to:

Attention:	Damon Stein
Email:	damon@getCAKE.com

Beedie Investments Limited		BEEDIE INVESTMENTS LIMITED
Suite 1580, 1111 West Georgia Street
Vancouver, British Columbia V6E 4M3

Attention:	David Bell	Per: /s/ Ryan Beedie
Email:	david.bell@beediecapital.com	Authorized Signatory

with a copy to :

Attention:	Davis Vaitkunas
Email:	davis.vaitkunas@beedie.ca

[Signature Page to Credit Agreement]

S1

SCHEDULE “A” attached to and forming part of the Credit

Agreement made as of January ____, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

Covenant Compliance Certificate

To:	Beedie Investments Ltd.

From:	The Reporting Borrower in accordance with the Loan Agreement

Pursuant to the terms and conditions contained in the Loan Agreement as of the effective date and the Security (as defined in the Loan Agreement), we provide and attest to the following information for the trailing twelve 12 months period ending ____, _________, ______. (DD/MM/YY)

A) COVENANT TEST:

1) Trailing 6 month Gross Margin of ___ is within covenant yes □ no □

2) Total Debt / MRR of ____ is within covenant yes □ no □

3) The three-month average Adjusted EBITDA of ___ is within covenant

4) Other Loan Agreement covenants operating as agreed yes □ no □

5) All other Permitted Encumbrances covenants operating as agreed yes □ no □

B) REPORT ON CORPORATE ACTIVITIES:

1)	Ending Unrestricted Cash Balance for the reporting period is : $__________________
2)	EBITDA for the most recent trailing twelve month reporting period is: $__________________________
3)	No notice(s) of ongoing amount claimed or in dispute which is equal to or greater than $200,000 yes □ no □
4)	Insurance is being maintained as agreed and all policy premiums are current yes □ no □
5)	Directors/Executive Committee meeting held this month, notice and minutes forwarded to the Lender yes □ no □
6)	No material subsidiaries have been created nor have any previously immaterial subsidiaries become material yes □ no □
7)	No corporate guarantees given, personal guarantees given, Loan Party or Subsdiary security pledged yes □ no □
8)
9)

Please explain if “yes box” selected in A or B above (use separate page when appropriate)-

C) CONFIRMATION ON ALL LEVIES AND FILINGS DUE TO GOVERNMENTAL BODIES OR OTHER AUTHORITIES ARE CURRENT: yes □ no □

Please explain if the “no box” selected -

Furthermore, if above box is selected “no”, we hereby provide our updated consent to the Lender to conduct verification of government remittances for the Borrowers when applicable and at the Lenders discretion.

D) Measurement of Available Portion Credit Facility and Standby Fee Calculation

See Excel document attached as Exhibit “A”

E) Cash Collection Cycle (CCC)

CCC calculation: ____ A/R days + ____Inv. days - ____A/P days= ____CCC

Signed by two officers of the Reporting Borrower:

___________________________	___________________________
[name], [title]	[name], [title]

EXHIBIT “A” TO SCHEDULE “A”
LOAN AVAILABILITY WORKBOOK

SCHEDULE “B” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

DRAWDOWN REQUEST

Beedie Investments Limited

Suite 1580, 1111 West Georgia Street

Vancouver, British Columbia V6E 4M3

Attention: David Bell

Dear Sirs:

1.

This Drawdown Request is delivered to you pursuant to the Credit Agreement dated as of January ____, 2018, between Accelerize Inc. (the “Borrower”) and Beedie Investments Limited, as Lender (as amended, restated, supplemented or otherwise modified to the date hereof, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given in the Credit Agreement.

2.	The Borrower hereby requests the following Advance:

(a)       Amount of Advance:      US $ _______________________

(b)       Drawdown Date:             ____________________________

3.

The representations and warranties deemed to be repeated pursuant to Article 7 of the Credit Agreement are and will continue to be true and correct as of the Drawdown Date as though made on and as of the Drawdown Date.

4.	No Default or Event of Default will have occurred and be continuing as of the Drawdown Date, or would result from making the requested Advance.

5.	All other terms and conditions of this Agreement upon which the Borrower may obtain an Advance that have not been waived will have been fulfilled on the Drawdown Date.

DATED as of __________________, _____________.

ACCELERIZE INC. Per: ____________________________ Authorized Signatory

SCHEDULE “C” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

See attached form of Warrant.

SCHEDULE “7.1(b)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

LOAN PARTIES’ INFORMATION

I	ACCELERIZE INC.
Jurisdiction of Incorporation:	State of Delaware
Chief Executive Office:	20411 SW Birch St. Suite 250. Newport Beach CA 92660
Registered Office:	25 Greystone Manor, Lewes, Delaware 19958-2677
Subsidiaries:	CAKE MARKETING UK LTD.
Prior Name:	Accelerize New Media, Inc.

Issued and Outstanding Share Capital:

Shareholder	Number and Classes of Shares
See attached list from transfer agent	65,939,709 - Common stock

See attached list of option/warrant grants

II	Cake Marketing UK Ltd.
Jurisdiction of Incorporation:	England and Wales
Chief Executive Office:	Fourth Floor 76-78 Charlotte Street, London W1T 4QS
Subsidiaries:	None.

Issued and Outstanding Share Capital:

Shareholder	Number and Classes of Shares
Accelerize Inc.	100 Ordinary shares

SCHEDULE “7.1(d)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

LOCATION OF PROPERTY AND ASSETS

United States

20411 SW Birch ST Ste 250 Newport Beach, CA 92660

2601 Ocean Park Blvd, Ste 310 Santa Monica CA 90405

United Kingdom

Fourth Floor 76-78 Charlotte Street, London W1T 4QS

SCHEDULE “7.1(f)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

FUNDED DEBT AND GUARANTEE OBLIGATIONS

Agility Capital II, LLC	$580,425 (including accrued interest and fees through January 25, 2018;to be repaid upon closing)

Unsecured Promissory Notes	$ 1,074,333 (including accrued interest/make-whole fee; to be repaid upon closing)

SaaS Capital Funding II, LLC	7,494,405 (including accrued interest and fees through January 25, 2018)

Settlement Debt	$1,452,083 (No accrued interest or fees are associated with this obligation)

SCHEDULE “7.1(h)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

CONSENTS AND APPROVALS REQUIRED

SaaS Capital Funding II, LLC

Settlement Debt (Subordination Agreement)

SCHEDULE “7.1(i)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

CONFLICTS WITH CHARTER DOCUMENTS

None.

SCHEDULE “7.1(k)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

MATERIAL PERMITS

None.

SCHEDULE “7.1(l)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

PERMITTED ENCUMBRANCES

SCHEDULE “7.1(o)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

INSURANCE POLICIES

SCHEDULE “7.1(p)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

MATERIAL AGREEMENTS

Amazon Web Services -- hosting agreement

Aetna (Cal. High Tech Employers Benefits Trust) -- company health insurance benefits

Ferrado Bayview, LLC -- Company headquarters office lease

Brian Ross – employment agreement

Anthony Mazzarella – employment agreement

Santi Pierini – employment agreement

Damon Stein – employment agreement

Dave Stewart – employment agreement

Paul Dumais – employment agreement

McCollum Confidential Settlement Agreement and Release

SaaS Capital Funding II LLC Loan and Security Agreement

Agility Capital II, LLC Loan Agreement

Unsecured Promissory Notes to Seven Lenders

SCHEDULE “7.1(q)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

LABOUR MATTERS

None

SCHEDULE “7.1(r)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

LITIGATION

None

SCHEDULE “7.1(s)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

PENSION PLANS

US – 401(K) profit sharing plan and trust. Employee contributions with Company matching first 2% of salary

UK – Legal and general worksave Pension Plan

SCHEDULE “7.1(w)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

TAXES

None

SCHEDULE “7.1(x)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

BANK ACCOUNTS

SCHEDULE “7.1(y)” attached to and forming part of the Credit

Agreement made as of January 25, 2018 between ACCELERIZE

INC., as borrower, and BEEDIE INVESTMENT LIMITED, as lender

RELATED PARTY CONTRACT

In relation to promissory notes (Greg Akselrud to be paid off at closing)

On August 14, 2017, the Company borrowed an aggregate of $1,000,000 from seven lenders, or the Lenders, and issued promissory notes, or the Promissory Notes, for the repayment of the amounts borrowed. The Lenders are all accredited investors, certain of the Lenders are shareholders of the Company, one of the Lenders is an affiliate of the Company’s director, Greg Akselrud

Brian Ross Employment Agreement dated November 9, 2012 and amended June 9, 2016

Brian Ross Stock Option Agreement dated May 24, 2012

Damon Stein Employment Agreement dated November 9, 2012 and amended November 9, 2017

Damon Stein Stock Option Agreement dated December 4, 2009

Damon Stein Stock Option Agreement dated May 24, 2012

Anthony Mazzarella Employment Agreement dated April 12, 2016

Anthony Mazzarella Warrant Agreement dated November 9, 2017

Santi Pierini Employment Agreement dated February 10, 2014 and amended July 9, 2014, September 18, 2014, January 12, 2015 and May 6, 2015

Santi Pierini Warrant Agreement dated June 9, 2016

Dave Stewart Employment Agreement dated May 13, 2013 and amended September 8, 2014

Dave Stewart Stock Option Agreement dated December 4, 2009

Dave Stewart Stock Option Agreement dated August 31, 2010

Dave Stewart Stock Option Agreement dated May 24, 2012

Dave Stewart Warrant Agreement dated September 18, 2014

Paul Dumais Employment Agreement dated November 9, 2017

Paul Dumais Warrant Agreement dated November 9, 2017

Greg Akselrud Stock Option Agreement dated April 4, 2014

Greg Akselrud Stock Option Agreement dated May 6, 2015

Greg Akselrud Restricted Stock Agreement dated July 1, 2016

Greg Akselrud Restricted Stock Agreement dated July 1, 2017

Mario Marsillo Jr. Stock Option Agreement dated April 4, 2014

Mario Marsillo Jr. Stock Option Agreement dated May 6, 2015

Mario Marsillo Jr. Restricted Stock Agreement dated July 1, 2016

Mario Marsillo Jr. Restricted Stock Agreement dated July 1, 2017